UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

INTERDIGITAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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InterDigital, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 13, 2013

TO THE SHAREHOLDERS OF INTERDIGITAL, INC.:

Our 2013 annual meeting of shareholders will be held on Thursday, June 13, 2013, at 11:00 a.m. Eastern Time, at the Crowne Plaza – Wilmington North, 630 Naamans Road, Wilmington, Delaware. At the annual meeting, the holders of our outstanding common stock will act on the following matters:

1.	Election of the eight director nominees named in the proxy statement, each for a term of one year;

2.	Advisory resolution to approve executive compensation;

3.	Ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2013; and

4.	Such other business as may properly come before the annual meeting.

We are pleased to be using the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders primarily over the Internet. We believe that this process expedites shareholders’ receipt of proxy materials, lowers the costs of the annual meeting and helps to conserve natural resources. On or about April 29, 2013, we began mailing our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2013 proxy statement and 2012 annual report and how to vote online. The Notice also includes instructions on how to request a paper copy of the proxy materials, including the notice of annual meeting, proxy statement, annual report and proxy card.

All holders of record of shares of our common stock (NASDAQ: IDCC) at the close of business on April 16, 2013 are entitled to vote at the annual meeting and at any postponements or adjournments of the annual meeting. Shareholders are cordially invited to attend the annual meeting in person; however, regardless of whether you plan to attend the annual meeting in person, please cast your vote as instructed in the Notice as promptly as possible. Alternatively, if you wish to receive paper copies of your proxy materials, including the proxy card, please follow the instructions in the Notice. Once you receive paper copies of your proxy materials, please complete, sign, date and promptly return the proxy card in the postage-prepaid return envelope provided, or follow the instructions set forth on the proxy card to authorize the voting of your shares over the Internet or by telephone. Your prompt response is necessary to ensure that your shares are represented at the annual meeting. Submitting your proxy by Internet, telephone or mail will not affect your right to vote in person if you decide to attend the annual meeting. If you are a shareholder who holds stock in a brokerage account (a “street name” holder), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer Internet and telephone voting.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING:

Registration will begin at 9:30 a.m., and seating will begin at 10:30 a.m. Each shareholder will need to bring an admission ticket and valid picture identification, such as a driver’s license or passport, for admission to the annual meeting. Street name holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the annual meeting, and all cellular phones must be silenced during the annual meeting. We realize that many cellular phones have built-in digital cameras, and, while these phones may be brought into the annual meeting, the camera function may not be used at any time.

By Order of the Board of Directors,

JANNIE K. LAU

Executive Vice President, General Counsel and Secretary

April 29, 2013

Wilmington, Delaware

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INTERDIGITAL, INC.

200 Bellevue Parkway, Suite 300

Wilmington, Delaware 19809-3727

PROXY STATEMENT

This proxy statement contains information relating to our annual meeting of shareholders to be held on Thursday, June 13, 2013, beginning at 11:00 a.m. Eastern Time, at the Crowne Plaza – Wilmington North, 630 Naamans Road, Wilmington, Delaware, and at any postponements or adjournments of the annual meeting. Your proxy for the annual meeting is being solicited by our board of directors.

INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our annual report available to our shareholders primarily via the Internet, rather than mailing printed copies of these materials to each shareholder. We believe that this process will expedite shareholders’ receipt of proxy materials, lower the costs of the annual meeting and help to conserve natural resources. On or about April 29, 2013, we began mailing to each shareholder (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review the proxy materials, including our proxy statement and our annual report, on the Internet and how to access an electronic proxy card to vote on the Internet or by telephone. The Notice also contains instructions on how to receive a paper copy of the proxy materials. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders

to Be Held on June 13, 2013: The proxy statement and annual report to shareholders are available at

http://ir.interdigital.com/annuals.cfm

ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting provided with this proxy statement, including: the election of directors; the advisory resolution to approve executive compensation; the ratification of the appointment of our independent registered public accounting firm; and such other business as may properly come before the annual meeting. In addition, management will report on the performance of our company and respond to questions from shareholders.

Who may attend the annual meeting?

Subject to space availability, all shareholders as of April 16, 2013, the record date, or their duly appointed proxies, may attend the annual meeting. Registration will begin at 9:30 a.m., and seating will begin at 10:30 a.m. If you plan to attend the annual meeting, please note that you will need to bring your admission ticket and valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the annual meeting, and all cellular phones must be silenced during the annual meeting. We realize that many cellular phones have built-in digital cameras, and, while these phones may be brought into the annual meeting, the camera function may not be used at any time.

Please also note that if you hold your shares in street name (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

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Who is entitled to vote at the annual meeting?

Only shareholders at the close of business on April 16, 2013, the record date, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting. There were 41,150,583 shares of our common stock outstanding on the record date.

What are the voting rights of the holders of the company’s common stock?

Each share of our common stock outstanding on the record date will be entitled to one vote on each director nominee and one vote on each other matter considered at the annual meeting.

What constitutes a quorum?

A quorum is the minimum number of our shares of common stock that must be represented at a duly called meeting in person or by proxy in order to conduct business legally at the annual meeting. For the annual meeting, the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote will be considered a quorum. If you are a registered shareholder, you must deliver your proxy by Internet or telephone or, if you requested a paper copy of the proxy materials, by mail, or attend the annual meeting in person and vote, in order to be counted in the determination of a quorum. If you are a street name shareholder, your broker or other nominee will vote your shares pursuant to your instructions, and such shares will count in the determination of a quorum. If you do not provide any specific voting instructions to your broker or other nominee, your shares will still count for purposes of attaining a quorum.

How do I vote?

If you are a registered shareholder, you may submit your proxy by Internet or telephone by following the instructions in the Notice. If you requested a paper copy of the proxy materials, you also may submit your proxy by mail by following the instructions included with your proxy card. The deadline for submitting your proxy by Internet or telephone is 11:59 p.m. Eastern Time on June 12, 2013. The designated proxy will vote according to your instructions. You may also attend the annual meeting and vote in person.

If you are a street name shareholder, your broker or nominee firm is the legal, registered owner of the shares and it may provide you with a Notice. Follow the instructions on the Notice to access our proxy materials and vote or to request a paper or email copy of our proxy materials. If you receive these materials in paper form, the materials include a voting instruction card so that you can instruct your broker or nominee how to vote your shares. Please check your Notice or voting instruction card or contact your broker or other nominee to determine whether you will be able to deliver your voting instructions by Internet or telephone. If you are a street name shareholder and you want to vote at the annual meeting, you will need to obtain a signed proxy from the broker or nominee that holds your shares, because the broker or nominee is the legal, registered owner of the shares.

If you own shares through a retirement or savings plan or other similar plan, you may submit your voting instructions by Internet, telephone or mail by following the instructions included with your voting instruction card. The deadline for submitting your voting instructions by Internet or telephone is 11:59 p.m. Eastern Time on June 10, 2013. The trustee or administrator of the plan will vote according to your instructions and the rules of the plan.

If you sign and submit your proxy without specifying how you would like your shares voted, your shares will be voted in accordance with the board’s recommendations specified below under “What are the board’s recommendations?” and in accordance with the discretion of the proxy holders with respect to any other matters that may be voted upon at the annual meeting.

Can I change my vote after I return my proxy or voting instruction card?

If you are a registered shareholder, you may revoke or change your vote at any time before the proxy is voted by filing with our Secretary either a written notice of revocation or a duly executed proxy bearing a later date. If you attend the annual meeting in person, you may ask the judge of elections to suspend your proxy holder’s power to vote, and you may submit another proxy or vote by ballot. Your attendance at the annual meeting will not by itself revoke a previously granted proxy.

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If your shares are held in street name or you hold shares through a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker, nominee, trustee or administrator to determine whether you will be able to revoke or change your vote.

Will my vote be confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders except as might be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as might be necessary to allow proper parties to verify proxies presented by any person and the results of the voting.

What are the board’s recommendations?

The board recommends that you vote:

•	For election of each of the director nominees named in this proxy statement (see proposal 1);

•	For the advisory resolution to approve executive compensation (see proposal 2); and

•	For ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013 (see proposal 3).

What vote is required to approve each proposal?

Election of directors.     We have adopted majority voting in uncontested director elections. Accordingly, under our articles of incorporation and our bylaws, director nominees must receive the affirmative vote of a majority of the votes cast in order to be elected. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of director elections. Under Pennsylvania law and our articles of incorporation and our bylaws, an incumbent director who does not receive the votes required to be re-elected remains in office until his or her successor is elected and qualified, thereby continuing as a “holdover” director. Under the director resignation policy in our corporate governance principles, a director who is not re-elected must tender his or her resignation to the nominating and corporate governance committee, which will make a recommendation to the board as to whether or not the resignation offer should be accepted. The board will act on the nominating and corporate governance committee’s recommendation within ninety (90) days following certification of the election results. In deciding whether to accept the resignation offer, the board will consider the recommendation of the nominating and corporate governance committee as well as any additional information and factors that the board believes to be relevant.

Advisory resolution to approve executive compensation.     The affirmative vote of a majority of the votes cast is required for approval. Because the vote is advisory, it will not be binding on the board or the company. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of the proposal.

Ratification of the appointment of PricewaterhouseCoopers LLP.     The affirmative vote of a majority of the votes cast is required for ratification. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of the proposal. Ratification of the appointment of our independent registered public accounting firm is not legally required; the board asks shareholders to ratify the appointment as a matter of good corporate governance. If shareholders do not ratify the appointment, the audit committee will consider whether it is appropriate to select another independent registered public accounting firm in future years.

What is a “broker non-vote”?

If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some proposals if you do not provide voting instructions. “Broker non-votes” are shares that a broker or nominee does not vote because it has not received voting instructions and does not have discretionary authority to vote (or does not exercise that authority). For the annual meeting, if you do not provide specific voting instructions, your broker or nominee may not exercise voting discretion with respect to: proposal 1, the election of directors, or proposal 2, the approval of the advisory resolution on executive compensation. Broker non-votes will have no effect on the outcome of proposal 1 or proposal 2. If you do not

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provide specific voting instructions, your broker or nominee may exercise voting discretion with respect to proposal 3, the ratification of the appointment of the company’s independent registered public accounting firm.

GOVERNANCE OF THE COMPANY

Where can I find information about the governance of the company?

The company has adopted corporate governance principles that, along with the charters of the board committees, provide the framework for the governance of the company. The nominating and corporate governance committee is responsible for annually reviewing the principles and recommending any proposed changes to the board for approval. A copy of our corporate governance principles is posted on our website at http://ir.interdigital.com under the heading “Corporate Governance – CG Documents,” along with the charters of our board committees and other information about our governance practices. We will provide to any person without charge a copy of any of these documents upon written request to our Secretary at our principal executive offices: InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware, 19809-3727.

Code of Ethics

Does the company have a code of ethics?

We have adopted a Code of Ethics that applies to all directors, officers, employees and consultants, including our principal executive, financial and accounting officers or persons performing similar functions. The Code of Ethics is available on the company’s website at http://ir.interdigital.com under the heading “Corporate Governance – CG Documents.” We intend to disclose future amendments to certain provisions of the Code of Ethics, or any waiver of such provisions granted to executive officers and directors, on the website within four business days following the date of such amendment or waiver. We will provide to any person without charge a copy of our Code of Ethics upon written request to our Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware, 19809-3727.

Director Independence

Which directors are considered independent, and how does the board determine their independence?

Each year, prior to the annual meeting of shareholders, the board reviews and assesses the independence of its directors and makes a determination as to the independence of each director. During this review, the board considers transactions and relationships between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates. The board measures these transactions and relationships against the independence requirements of NASDAQ. As a result of this review, the board affirmatively determined that each of Dr. Gilbert F. Amelio, Messrs. Jeffrey K. Belk, Steven T. Clontz, Edward B. Kamins and John A. Kritzmacher and Ms. Jean F. Rankin are “independent” in accordance with applicable NASDAQ listing standards. To our knowledge, none of the independent directors or any members of their immediate family has any direct or indirect relationships with our company or its subsidiaries and affiliates, other than the director’s service as a director of the company, that would impair the independence of such director.

Board Leadership

Who is the Chairman of the Board, and are the positions of Chairman of the Board and Chief Executive Officer separated?

Mr. Clontz, who is an independent director, has served as Chairman of the Board since January 2010. The board has a general policy that the positions of Chairman of the Board and Chief Executive officer should be held by separate persons as an aid in the board’s oversight of management. This policy is affirmed in the board’s published corporate governance principles, which state that the Chairman of the Board is an independent director. The board believes that this leadership structure is appropriate for the company at this time because of the advantages to having an independent chairman for matters such as: communications and relations between the board, the Chief Executive Officer and other senior management; reaching consensus on company strategies and policies; and facilitating robust board, committee and Chief Executive Officer evaluation processes. The board periodically reviews its leadership structure to determine whether it is appropriate given the specific characteristics and circumstances of the company.

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Board Oversight of Risk

What is the board’s role in risk oversight?

The board is responsible for overseeing the major risks facing the company and the company’s enterprise risk management (“ERM”) efforts. The board has delegated to the audit committee primary responsibility for overseeing and monitoring these efforts. Under its charter, the audit committee is responsible for discussing with management and the company’s independent registered public accounting firm significant risks and exposures relating to the company’s quarterly and annual financial statements and assessing management’s steps to mitigate them, and for reviewing corporate insurance coverage and other risk management programs. At least annually, the audit committee receives presentations and reports directly from the company’s Executive Vice President, General Counsel and Secretary, who leads the company’s day-to-day ERM efforts. The audit committee briefs the board on the company’s ERM activities as part of its regular reports to the board on the activities of the committee, and the Executive Vice President, General Counsel and Secretary also periodically delivers presentations and reports to the full board as appropriate.

Board Structure and Committee Membership

What is the size of the board, and how often are directors elected?

The board currently has eight directors. We have completed the declassification of our board, and, beginning with this 2013 annual meeting of shareholders, all directors are subject to election for one-year terms at each annual meeting of shareholders. In addition, beginning last year, we adopted majority voting in uncontested elections of directors.

How often did the board meet during 2012?

The board met 12 times during 2012. Each director is expected to attend each meeting of the board and those committees on which he or she serves. Each director attended at least 75% of the aggregate of all board meetings and meetings of committees on which the director served during 2012. We typically schedule one of the meetings of the board on the day immediately preceding or following our annual meeting of shareholders, and it is the policy of the board that directors are expected to attend our annual meeting of shareholders absent unusual circumstances. Eight directors, constituting all of our then and current directors, attended the 2012 annual meeting of shareholders.

What are the roles of the primary board committees?

The board has standing audit, compensation, finance and investment, and nominating and corporate governance committees. Each of the audit, compensation, and nominating and corporate governance committees is composed entirely of independent directors, as determined by the board in accordance with applicable NASDAQ listing standards. In addition, audit committee members meet additional heightened independence criteria applicable to audit committee members under applicable NASDAQ listing standards. Each of the committees operates under a written charter that has been approved by the board. The table below provides information about the current membership of the committees and the number of meetings of each committee held in 2012.

Name	Audit Committee	Compensation Committee	Finance and Investment Committee	Nominating and Corporate Governance Committee
Gilbert F. Amelio		Chair	X
Jeffrey K. Belk			X	X
Steven T. Clontz			X	X
Edward B. Kamins	Chair	X
John A. Kritzmacher	X			Chair
William J. Merritt
Jean F. Rankin	X	X
Robert S. Roath			Chair
Number of Meetings in 2012	9	5	8	4

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Audit Committee

The audit committee assists the board in fulfilling its oversight responsibilities relating to the company’s corporate accounting, its financial reporting practices and audits of its financial statements. Among other things, the committee:

•	Reviews the company’s annual and quarterly financial statements and discusses them with management and the company’s independent registered public accounting firm;

•	Appoints, compensates, retains, evaluates, oversees the work of and, if deemed appropriate, replaces the company’s independent registered public accounting firm;

•

Receives from the independent registered public accounting firm reports required by applicable SEC rules and professional standards, including reviewing and discussing with the independent registered public accounting firm the matters required to be discussed under Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board and amended from time to time;

•	Reviews the adequacy and effectiveness of our system of internal control over financial reporting and disclosure controls and procedures;

•	Reviews and approves, at least annually, the management, scope, plans, budget, staffing and relevant processes and programs of the company’s internal audit function;

•

Establishes and oversees procedures for receiving and handling reports of potential misconduct, including violations of law or the company’s Code of Ethics and complaints received by the company regarding accounting, internal accounting controls, auditing or federal securities law matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting, auditing or federal securities law matters;

•	Oversees the company’s other compliance policies and programs, including the implementation and effectiveness of the company’s Code of Ethics; and

•	Oversees and monitors the company’s ERM efforts.

All of the audit committee members are financially literate. The board has determined that Mr. Kritzmacher qualifies as an audit committee financial expert within the meaning of applicable SEC regulations and that Mr. Kritzmacher acquired his expertise primarily through his prior experience as a chief financial officer.

Compensation Committee

The compensation committee assists the board in discharging its responsibilities relating to the compensation of the chief executive officer and other executive officers. Among other things, the committee:

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Reviews and approves the corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, evaluates their performance in light of such goals and objectives and, based on its evaluations and appropriate recommendations, reviews and approves the compensation of our chief executive officer and other executive officers, including approving the grant of equity awards, each on an annual basis;

•	Assists the board in developing and evaluating potential candidates for executive positions and oversees and annually reviews the development of executive succession plans;

•

Reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules, recommends to the board whether the Compensation Discussion and Analysis should be included in the company’s annual report and proxy statement and oversees the preparation of the compensation committee report required by SEC rules for inclusion in the company’s annual report and proxy statement;

•

Assesses the results of the company’s most recent advisory vote on executive compensation, and considers and recommends to the board the frequency of the company’s advisory vote on executive compensation;

•	Reviews periodically compensation for non-management directors of the company and recommends changes to the board as appropriate;

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•	Reviews and approves compensation packages for new executive officers and severance packages for executive officers whose employment terminates with the company;

•	Reviews and makes recommendations to the board with respect to the adoption or amendment of incentive and other equity-based compensation plans;

•	Administers the company’s equity incentive plans;

•	Reviews periodically, revises as appropriate and monitors compliance by directors and executive officers with the company’s stock ownership guidelines; and

•

Is directly responsible for the appointment, compensation and oversight of the work of any consultants and other advisors retained by the committee, and assesses the independence of any consultants and other advisors (whether retained by the committee or management) that provide advice to the committee in accordance with NASDAQ listing standards.

The compensation committee may delegate authority to the committee chairman or a sub-committee, as the committee may deem appropriate, subject to such ratification by the committee as the committee may direct. The compensation committee also may delegate to one or more officers of the company the authority to make grants of stock options or other discretionary awards at specified levels, under specified circumstances, to eligible employees who are not executive officers of the company, subject to reporting to and such ratification by the committee as the committee may direct.

Compensation Committee Interlocks and Insider Participation

No director serving on the compensation committee during any part of 2012 was, at any time either during or before such fiscal year, an officer or employee of the company or any of its subsidiaries. In addition, none of our executive officers has served as a member of a board of directors or a compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of the company’s board or compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee assists the board in identifying qualified individuals to become board and committee members, considers matters of corporate governance and assists the board in evaluating the board’s effectiveness. Among other things, the committee:

•	Develops and recommends to the board criteria for board membership;

•	Identifies, reviews the qualifications of and recruits candidates for election to the board and to fill vacancies or new positions on the board;

•	Assesses the contributions of incumbent directors in determining whether to recommend them for reelection to the board;

•	Reviews candidates recommended by the company’s shareholders for election to the board;

•

Assesses the independence of directors, director nominees and director candidates under applicable standards, including any heightened independence requirements applicable to audit and compensation committee members, and recommends independence determinations to the board;

•	Reviews annually our corporate governance principles and recommends changes to the board as appropriate;

•	Recommends to the board, after consultation with the Audit Committee, changes to our Code of Ethics;

•	Reviews and makes recommendations to the board with respect to the board’s and each committee’s size, structure, composition and functions;

•	Oversees the process for evaluating the board and its committees; and

•	Periodically reviews the board’s leadership structure and recommends changes to the board as appropriate.

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The committee will consider director candidates recommended by our shareholders. Shareholders recommending candidates for consideration by the nominating and corporate governance committee should send their recommendations to our Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727. The recommendation must include the candidate’s name, biographical data and qualifications and a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. The committee may ask candidates for additional information as part of the process of assessing a shareholder-recommended director candidate. The committee evaluates director candidates recommended by shareholders based on the same criteria used to evaluate candidates from other sources.

While the board has not established a formal policy for considering diversity when evaluating director candidates, the board endeavors to have a diverse membership, viewing such diversity expansively to include differences of perspective, professional experience, education, skill and other individual qualities and attributes that contribute to board heterogeneity. As described in our corporate governance principles, the board aims to have members representing such diverse experiences at policymaking levels in business, finance and technology and other areas that are relevant to the company’s global activities. The selection criteria for director candidates include the following:

•	Each director should be an individual of the highest personal and professional ethics, integrity and values.

•	Each director should be committed to representing the long-term interests of the company’s shareholders and demonstrate a commitment to long-term service on the board.

•	Each director should have an inquisitive and objective perspective, practical wisdom and mature judgment.

The committee periodically evaluates the composition of the board to assess the skills and experience that are currently represented on the board, as well as the skills and experience that the board will find valuable in the future. This evaluation of the board’s composition enables the board to update the skills and experience it seeks in the board as a whole, and in individual directors, as the company’s needs evolve and change over time and to assess the effectiveness of efforts at pursuing diversity.

Finance and Investment Committee

The finance and investment committee assists the board by monitoring, providing advice and recommending action with respect to the investment and financial policies and strategies and the capital structure of the company. Among other things, the committee reviews and provides guidance with respect to:

•	The company’s strategic plan and annual budgets;

•	The company’s capital structure, including the issuance of debt, equity or other securities;

•	Investment policies;

•	Share repurchases and shareholder distributions;

•	Acquisitions, divestitures or strategic investments;

•	The company’s valuation model and financial analysis of significant strategic decisions;

•	Significant monetary issues such as foreign currency management policies;

•	Tax planning; and

•	The retention of investment bankers and other financial advisors, including review of the fees and other retention terms for any such advisors.

The finance and investment committee may delegate authority to the committee chairman or a sub-committee, as the committee may deem appropriate, subject to such ratification by the committee as the committee may direct.

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Communications with the Board

How can shareholders communicate with the board?

Shareholders and other parties interested in communicating directly with any individual director, including the chairman, the board as a whole or the non-management directors as a group may do so by writing to Investor Relations, InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727, or by sending an email to Directors@InterDigital.com. Our Investor Relations department reviews all such correspondence and regularly forwards to the board or specified director(s) a summary of all such correspondence and copies of all correspondence that deals with the functions of the board or its committees or that otherwise requires their attention. Directors may, at any time, review a log of all correspondence we receive that is addressed to members of the board and request copies of any such correspondence.

Communications About Accounting Matters

How can individuals report concerns relating to accounting, internal control, auditing or federal securities law matters?

Concerns relating to accounting, internal control, auditing or federal securities law matters may be submitted by writing to our Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727. All correspondence will be brought to the attention of the chairman of the audit committee and handled in accordance with procedures established by the audit committee with respect to these matters.

DIRECTOR COMPENSATION

How are directors compensated?

Except as set forth below, for board participation during 2012, our non-management directors each received an annual cash retainer of $40,000. In addition, the chairman of the audit committee received an annual cash retainer of $30,000, the other members of the audit committee each received an annual cash retainer of $10,000, the chairmen of the compensation, finance and investment and nominating and corporate governance committees each received an annual cash retainer of $10,000 and the other members of the compensation, finance and investment and nominating and corporate governance committees each received an annual cash retainer of $5,000. The chairman of the board received an additional annual cash retainer of $50,000. All cash retainers are generally paid quarterly in arrears and based upon service for a full year, and prorated payments are made for service of less than a full year. For the first half of 2012, the quarterly payments of the annual board and all committee retainers were subject to the director’s attendance at the regularly scheduled quarterly meetings, as follows: 100% payment for participating in person, 50% payment for participating telephonically and no payment for not participating.

Effective September 20, 2012, based on the recommendation of the compensation committee after surveying market and industry data, the board approved and adopted certain changes to the company’s compensation program for non-management directors. The annual retainer for the chairman of the compensation committee was increased to $15,000 (from $10,000), the annual cash retainers for members of the compensation committee were increased to $7,500 (from $5,000) and the annual cash retainers for members of the audit committee were increased to $12,000 (from $10,000). These increased retainer amounts were paid on a pro rata basis for service during the last two quarters of 2012. The revised compensation program is designed to compensate each non-management director for participating in up to eight board meetings per year and up to eight meetings per year for each committee on which the non-management director serves. Beginning with the 2012-2013 board term, which runs from the 2012 annual meeting date to the 2013 annual meeting date, additional compensation will be paid to each non-management director for participating in meetings during the term in excess of these thresholds, as follows:

Each additional board meeting:	$4,000
Each additional audit committee meeting:	$1,200
Each additional compensation committee meeting:	$750
Each additional meeting of any other committee:	$500

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Each non-management director received 4,000 restricted stock units (“RSUs”), which vest in full one year from the grant date, for his or her service during the 2012-2013 board term. Under the revised non-management director compensation program, beginning with the 2013-2014 board term, each non-management director will receive an annual RSU award in an amount equal in value to $150,000 (with the number of RSUs to be granted calculated using the 30-day historical average of the company’s stock price.) RSU awards may be deferred. An election to defer must be made in the calendar year preceding the year during which services are rendered and the compensation is earned. Unvested time-based RSUs and deferred RSUs accrue dividend equivalents, which are paid in the form of additional shares of stock at the time, and only to the extent, that the awards vest or at the end of the deferral period, as applicable.

To align the interests of non-management directors and executives with those of our shareholders, the company has adopted stock ownership guidelines. The stock ownership guidelines applicable to the non-management directors are set at a target of five times their annual cash retainer of $40,000. Qualifying stock includes: shares of common stock, restricted stock and, on a pre-tax basis, unvested time-based RSUs. Any director who has not reached or fails to maintain the target ownership level must retain at least 50% of any after-tax shares derived from vested RSUs or exercised options until the target ownership level is met. A director may not make any disposition of shares that results in his or her holdings falling below the target ownership level without the express approval of the compensation committee. As of March 31, 2013, all of the non-management directors had reached their target ownership levels.

2012 Non-management Director Compensation Table

The following table sets forth the compensation paid to each person who served as a non-management director of the company in 2012 for their service in 2012. Directors who also serve as employees of the company do not receive any additional compensation for their services as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Gilbert F. Amelio	57,500	97,440	154,940
Jeffrey K. Belk	50,000	97,440	147,440
Steven T. Clontz	100,000	97,440	197,440
Edward B. Kamins	76,250	97,440	173,690
John A. Kritzmacher	61,000	97,440	158,440
Jean F. Rankin	57,250	97,440	154,690
Robert S. Roath	50,000	97,440	147,440

(1)	Amounts reported represent the aggregate annual board, chairman of the board, committee chairman and committee membership retainers earned by each non-management director in 2012, as described above.

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(2)	Amounts shown reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for RSU awards granted pursuant to our compensation program for non-management directors in 2012. The assumptions used in valuing these RSU awards are incorporated by reference to Notes 2 and 10 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2012. The following table sets forth the grant date fair value of each RSU award granted to our non-management directors in 2012.

Name	Grant Date	Number of Restricted Stock Units (#)	Grant Date Fair Value of Stock Awards ($)
Gilbert F. Amelio	6/7/2012	4,000	97,440
Jeffrey K. Belk	6/7/2012	4,000	97,440
Steven T. Clontz	6/7/2012	4,000	97,440
Edward B. Kamins	6/7/2012	4,000	97,440
John A. Kritzmacher	6/7/2012	4,000	97,440
Jean F. Rankin	6/7/2012	4,000	97,440
Robert S. Roath	6/7/2012	4,000	97,440

As of December 31, 2012, each person who served as a non-management director of the company in 2012 had the following aggregate amounts of unvested RSU awards (including accrued dividend equivalents) outstanding. None of our directors had any options outstanding as of December 31, 2012. This table does not include RSUs that, as of December 31, 2012, had vested according to their vesting schedule, but had been deferred.

Name	Outstanding Restricted Stock Units (#)
Gilbert F. Amelio	4,187
Jeffrey K. Belk	4,187
Steven T. Clontz	4,187
Edward B. Kamins	4,187
John A. Kritzmacher	4,187
Jean F. Rankin	4,187
Robert S. Roath	4,187

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PROPOSALS TO BE VOTED ON

Election of Directors

(Proposal 1)

Description

Which directors are nominated for election?

Dr. Gilbert F. Amelio, Messrs. Jeffrey K. Belk, Steven T. Clontz, Edward B. Kamins, John A. Kritzmacher, William J. Merritt and Robert S. Roath and Ms. Jean F. Rankin are nominated for election at the 2013 annual meeting, each to serve a one-year term until our annual meeting in 2014 and until his or her successor is elected and qualified.

Set forth below is biographical information about the nominees, each of whose current terms of office expire at the 2013 annual meeting, and other information about the skills and qualifications of our directors that contribute to the effectiveness of the board.

What are their backgrounds?

Gilbert F. Amelio, 70, has been a director of the company since March 2011. His career spans decades of executive leadership roles at leading technology companies, including Chief Executive Officer and Chairman of Apple Computer; President, Chief Executive Officer and Chairman of National Semiconductor; and President of Rockwell Communication Systems, a unit of Rockwell International. A Senior Partner at Sienna Ventures, LLC, a venture capital firm, from 2001 through December 2011, a principal of GFA, LLC, a consulting firm, since 2005 and a Partner at Alteon Capital Partners, LLC, a consulting firm, since 2009, Dr. Amelio has been involved in the leadership or funding of a broad range of technology ventures, including Jazz Technologies, Inc., a publicly traded semiconductor foundry that he founded and where he served as Chairman and Chief Executive Officer from 2005 to 2008, and Acquicor Management LLC, a former shareholder of Jazz Technologies. Acquicor Management declared bankruptcy in 2008. In 2003, AmTech, LLC, a high technology investment and consulting services firm where Dr. Amelio served as Chairman and Chief Executive Officer from 1999 to 2004, declared bankruptcy. Dr. Amelio is a pioneer in the U.S. technology industry, having started his career at AT&T Bell Laboratories and Fairchild Semiconductor. A former director and chairman of the Semiconductor Industry Association, Dr. Amelio has served on the board of governors of the Electronics Industries Association and been a member of the executive committee of the Business and Higher Education Forum. He also serves on the boards of directors of AT&T Inc. (since 2001) and Galectin Therapeutics Inc. (formerly known as Pro-Pharmaceuticals, Inc.) (since 2009). The board has concluded that Dr. Amelio should serve as a director of the company because his public company board and executive leadership experience at some of the most ground-breaking companies in the technology industry during times of dramatic growth and change serves as a great asset as the company pursues the creation of significant advancements in the wireless space.

Jeffrey K. Belk, 50, has been a director of the company since March 2010. Since 2008 he has served as Managing Director of ICT168 Capital, LLC, which is focused on developing and guiding global growth opportunities in the information and communications technologies space. Formerly, Mr. Belk spent almost 14 years at Qualcomm Incorporated, a developer and provider of digital wireless communications products and services, where, from 2006 until his departure in early 2008, he was Qualcomm’s Senior Vice President of Strategy and Market Development, focused on examining changes in the wireless ecosystem and formulating approaches to help accelerate mobile broadband adoption and growth. From 2000 through 2006, Mr. Belk served as Qualcomm’s Senior Vice President, Global Marketing, leading a team responsible for all facets of the company’s corporate messaging, communications and marketing worldwide. He currently serves on the boards of directors of Peregrine Semiconductor Corp. (since 2008) and the Wireless-Life Sciences Alliance. The board has concluded that Mr. Belk should serve as a director of the company because his extensive industry-specific experience in strategy and marketing makes him a valuable resource and provides him with unique insights on the challenges and opportunities facing the company in the wireless markets.

Steven T. Clontz, 62, has been a director of the company since April 1998 and was elected Chairman of the Board in January 2010. In January 2010, Mr. Clontz joined Singapore Technologies Telemedia, a Singapore-registered private limited company that is an investor/operator in the telecommunications and media

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sectors, as Senior Executive Vice President for North America and Europe. From January 1999 through his retirement at the end of 2009, Mr. Clontz served as President and Chief Executive Officer of StarHub, Ltd., a Singapore-based, publicly traded telecommunications and media corporation providing a full range of services over fixed, mobile and cable TV networks. He continues to serve as a non-executive director of StarHub and also serves on the boards of directors of Equinix, Inc. (since 2005) and Level 3 Communications, Inc. (since 2012). Mr. Clontz previously served on the board of directors of eircom Limited, from 2010 to December 2011, and the executive committee of the board of directors of Global Crossing Limited, from 2004 to October 2011. The board has concluded that Mr. Clontz should serve as a director of the company because he is a global telecommunications industry leader with significant industry-specific public company board and executive leadership experience whose deep knowledge of the wireless markets brings valuable insight that is needed to evolve and execute the company’s strategy.

Edward B. Kamins, 64, has been a director of the company since December 2003. Mr. Kamins is the principal member of UpFront Advisors, a business consulting services firm he founded in March 2009. From July 1999 until his retirement in February 2009, Mr. Kamins served as Corporate Senior Vice President of Avnet, Inc., one of the world’s largest global distributors of electronic components, enterprise computing and embedded subsystems. Mr. Kamins served as Chief Information Officer of Avnet beginning in July 2004 and accepted the newly created post of Chief Operational Excellence Officer in July 2006. He joined Avnet in 1996 as Senior Vice President of Business Development for Avnet Computer Marketing and founded and served as Group President of Avnet Applied Computing, a customized computer solutions business that grew to $1.6 billion in global revenues. Prior to that, his sixteen-year career with Digital Equipment culminated with the position of Vice President of Channels, with responsibility for a $1.5 billion revenue-generating North American channels business. The board has concluded that Mr. Kamins should serve as a director of the company because, as a long-time senior operational executive with forty years of experience in the high technology industry, he contributes valuable advice regarding the company’s challenges and opportunities.

John A. Kritzmacher, 52, has been a director of the company since June 2009. From October 2012 through February 2013, Mr. Kritzmacher served as Senior Vice President Business Operations and Organizational Planning at WebMD Health Corp., a leading provider of health information services. In this role, Mr. Kritzmacher was responsible for leading a major restructuring initiative at WebMD. Previously, Mr. Kritzmacher served as Executive Vice President and Chief Financial Officer of Global Crossing Limited, a global provider of IP-based telecommunications solutions from October 2008 to October 2011, when Global Crossing was acquired by Level 3 Communications, Inc. Prior to that, Mr. Kritzmacher rose through a variety of positions with increasing responsibility, including Senior Vice President and Corporate Controller, during his 10 years at Lucent Technologies, a provider of telecommunications systems and services, to become Chief Financial Officer in 2006. After playing a leading role in the planning and execution of Lucent’s merger with Alcatel in 2006, Mr. Kritzmacher became Chief Operating Officer of the Services Business Group at Alcatel-Lucent until joining Global Crossing in 2008. In September 2011, Mr. Kritzmacher joined the board of directors of Duff & Phelps Corporation. The board has concluded that Mr. Kritzmacher should serve as a director of the company because he is a veteran of the telecommunications and high technology industries with extensive operational and leadership experience and financial expertise. As such, Mr. Kritzmacher contributes valuable advice and guidance, especially with respect to complex financial and accounting issues, and serves as the board’s audit committee financial expert.

William J. Merritt, 54, has been a director of the company since May 2005. He has also served as President and Chief Executive Officer of the company since May 2005 and as President and Chief Executive Officer of InterDigital Communications, LLC, a wholly owned subsidiary of the company, since its formation in July 2007. Mr. Merritt served as General Patent Counsel of the company from July 2001 to May 2005 and as President of InterDigital Technology Corporation, a wholly owned patent licensing subsidiary of the company, from July 2001 to January 2008. The board has concluded that Mr. Merritt should serve as a director of the company because, in his current and former roles, Mr. Merritt has played a vital role in managing the company’s intellectual property assets and overseeing the growth of its patent licensing business. He also possesses tremendous knowledge about the company from short- and long-term strategic perspectives and from a day-to-day operational perspective and serves as a conduit between the board and management while overseeing management’s efforts to realize the board’s strategic goals.

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Jean F. Rankin, 54, has been a director of the company since June 2010. Ms. Rankin has served as Executive Vice President, General Counsel and Secretary at LSI Corporation, a leading provider of innovative silicon, systems and software technologies for the global storage and networking markets, since 2007. In this role, she serves LSI and its board of directors as Corporate Secretary, in addition to managing the company’s legal, intellectual property licensing and stock administration organizations. Ms. Rankin joined LSI in 2007 as part of the merger with Agere Systems, where she served as Executive Vice President, General Counsel and Secretary from 2000 to 2007. Prior to joining Agere in 2000, Ms. Rankin was responsible for corporate governance and corporate center legal support at Lucent Technologies, including mergers and acquisitions, securities laws, labor and employment, public relations, ERISA, investor relations and treasury. She also supervised legal support for Lucent’s microelectronics business. The board has concluded that Ms. Rankin should serve as a director of the company because she has extensive experience and expertise in matters involving intellectual property licensing, the company’s core business, and her current and former roles as chief legal officer and corporate secretary at other publicly traded companies enable her to contribute legal expertise and advice as to best practices in corporate governance.

Robert S. Roath, 70, has been a director of the company since May 1997. He served as Senior Vice President and Chief Financial Officer of RJR Nabisco, Inc. before his retirement in 1997. Mr. Roath is a long-time senior strategic and financial executive with diversified corporate and operating experience with various global companies, including Colgate-Palmolive, General Foods, GAF Corporation and Price Waterhouse. He has been a director of Standard Parking Corporation since its initial public offering in May 2004 and became its chairman of the board in October 2009. Mr. Roath also serves as chairman of Standard Parking’s compensation committee. The board has concluded that Mr. Roath should serve as a director of the company because his achievements as an executive in operations, finance, strategy formulation, business development and mergers and acquisitions allow him to provide valuable guidance, especially with respect to the major financial policies and decisions of the company and the analysis of the business challenges and opportunities facing the company.

Vote Required and Board Recommendation

Director nominees receiving the affirmative vote of the majority of votes cast for him or her will be elected to serve as directors for the next year and until his or her successor is elected and qualified. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

EACH OF THE NOMINEES.

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Advisory Resolution to Approve Executive Compensation

(Proposal 2)

Description

We are asking shareholders to vote on an advisory resolution to approve the company’s executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the compensation committee has structured our executive compensation program to attract, retain and motivate talented individuals who will drive the successful execution of the company’s strategic plan. We motivate our executives primarily by “paying for performance,” or rewarding the accomplishment of individual performance and corporate goals through the use of performance-based compensation. As discussed in “Compensation Discussion and Analysis,” individual performance and the achievement of corporate goals determine the compensation paid to our executives under our short-term incentive plan and the long-term incentive plan component of our long-term compensation program. Our executive compensation programs have a number of features designed to promote these objectives.

We urge shareholders to read the “Compensation Discussion and Analysis” below, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative below, which provide detailed information on the compensation of our named executive officers. The compensation committee and the board of directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

The board of directors has adopted a policy providing for an annual advisory resolution to approve executive compensation. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2013 annual meeting of shareholders:

RESOLVED, that the shareholders of InterDigital, Inc. (the “company”) approve, on an advisory basis, the compensation of the company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the proxy statement for the company’s 2013 annual meeting of shareholders.

This advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding on the board of directors. Although non-binding, the board and the compensation committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless the board modifies its policy on the frequency of future “say on pay” votes, the next “say on pay” vote will be held at the 2014 annual meeting of shareholders.

Vote Required and Board Recommendation

The affirmative vote of the majority of votes cast is required to approve this advisory resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

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Ratification of Appointment of

Independent Registered Public Accounting Firm

(Proposal 3)

Description

The audit committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the company’s independent registered public accounting firm for the year ending December 31, 2013. PwC has served as the independent registered public accounting firm of the company since 2002.

Although ratification of the appointment of PwC is not legally required, the board is asking the shareholders to ratify the appointment as a matter of good corporate governance. If the shareholders do not ratify the appointment, the audit committee will consider whether it is appropriate to select another independent registered public accounting firm in future years. Even if the shareholders ratify the appointment, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its shareholders.

Representatives from PwC are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm

Aggregate fees for professional services delivered by PricewaterhouseCoopers LLP (“PwC”), the company’s independent registered public accounting firm, for the fiscal years ended December 31, 2012 and 2011 were as follows:

	2012	2011
Type of Fees
Audit Fees(1)	$630,000	$575,000
Audit-Related Fees(2)	$150,000	$240,000
Tax Fees(3)	$150,000	$210,000
All Other Fees(4)	$1,800	$1,500
Total	$931,800	$1,026,500

(1)	Audit Fees consist of the aggregate fees billed by PwC for the above fiscal years for professional services rendered by PwC for the integrated audit of the company’s consolidated financial statements and the company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, for review of the company’s interim consolidated quarterly financial statements included in the company’s quarterly reports on Form 10-Q and services that are normally provided by PwC in connection with regulatory filings or engagements for the above fiscal years.

(2)	Audit-Related Fees consist of the aggregate fees billed by PwC for the above fiscal years for assurance and related services by PwC that were reasonably related to the performance of the audit or review of the company’s financial statements and are not reported above under the caption “Audit Fees.” For 2011, such fees relate primarily to comfort letter and other procedures related to the company’s 2011 offering of senior convertible notes and consultation concerning financial accounting and reporting standards. For 2012, such fees relate primarily to consultation concerning financial accounting and reporting standards.

(3)	Tax Fees consist of the aggregate fees billed by PwC for the above fiscal years related to a foreign tax study and other technical advice related to foreign tax matters.

(4)	All Other Fees consist of the aggregate fees billed by PwC for the above fiscal years for certain accounting research software licensed by the company from PwC.

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Audit Committee Pre-Approval Policy for Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee has adopted a policy that requires the committee to pre-approve all audit and non-audit services to be performed by the company’s independent registered public accounting firm. Unless a service falls within a category of services that the audit committee already has pre-approved, an engagement to provide the service requires specific pre-approval by the audit committee. Also, proposed services exceeding pre-approved cost levels require specific pre-approval.

Consistent with the rules established by the SEC, proposed services to be provided by the company’s independent registered public accounting firm are evaluated by grouping the services and associated fees under one of the following four categories: Audit Services, Audit-Related Services, Tax Services and All Other Services. All proposed services for the following year are discussed and pre-approved by the audit committee, generally at a meeting or meetings that take place during the October through December time period. In order to render approval, the audit committee has available a schedule of services and fees approved by category for the current year for reference, and specific details are provided.

The audit committee has delegated pre-approval authority to its chairman for cases where services must be expedited. In cases where the audit committee chairman pre-approves a service provided by the independent registered public accounting firm, the chairman is required to report the pre-approval decisions to the audit committee at its next scheduled meeting. The company’s management periodically provides the audit committee with reports of all pre-approved services and related fees by category incurred during the current fiscal year, with forecasts of any additional services anticipated during the year.

All of the services performed by PwC related to fees disclosed above were pre-approved by the audit committee.

Vote Required and Board Recommendation

The affirmative vote of the majority of votes cast at the annual meeting is required to ratify the appointment of PwC as the company’s independent registered public accounting firm for the year ending December 31, 2013.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2013.

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REPORT OF THE AUDIT COMMITTEE

As more fully described in our charter, the audit committee oversees the company’s financial reporting processes on behalf of the board. In fulfilling our oversight responsibilities, the audit committee has reviewed and discussed with management the company’s audited consolidated financial statements for the year ended December 31, 2012, including a discussion of the acceptability and appropriateness of significant accounting principles and management’s assessment of the effectiveness of the company’s internal control over financial reporting. Management has represented to us that the company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and considered appropriate in the circumstances to present fairly the company’s financial position, results of operations and cash flows. The audit committee has also reviewed and discussed with PwC, the company’s independent registered public accounting firm, the matters required to be discussed with the independent registered public accounting firm under applicable Public Company Accounting Oversight Board (“PCAOB”) standards.

The audit committee has also received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the audit committee concerning independence and has discussed with PwC their independence.

Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, we recommended to the board that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2012 for filing with the SEC, and we retained PwC as the company’s independent registered public accounting firm for the year ending December 31, 2013.

AUDIT COMMITTEE:

Edward B. Kamins, Chairman

John A. Kritzmacher

Jean F. Rankin

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EXECUTIVE OFFICERS

Set forth below is certain information concerning our executive officers as of March 31, 2013:

Name	Age	Position
William J. Merritt	54	President and Chief Executive Officer
Richard J. Brezski	40	Chief Financial Officer
Donald P. Dinella	50	Chief Licensing Officer and Chief Licensing Counsel
Jannie K. Lau	37	Executive Vice President, General Counsel and Secretary
Scott A. McQuilkin	58	Senior Executive Vice President, Innovation
James J. Nolan	52	Executive Vice President, Research and Development
Allen A. Proithis	48	Executive Vice President, Solutions Group
Lawrence F. Shay	54	Executive Vice President, Intellectual Property, and Chief Intellectual Property Counsel

There are no family relationships among the individuals serving as our directors or executive officers. Set forth below are the name, office and position held with our company and principal occupations and employment of each of our executive officers. Biographical information on Mr. Merritt is discussed under the caption “Election of Directors” above.

Richard J. Brezski is InterDigital’s Chief Financial Officer, responsible for overseeing the company’s finance, accounting, audit, tax, treasury, IT and facilities functions, including the company’s internal and external financial reporting and analysis. Mr. Brezski joined the company as Director and Controller in May 2003. Mr. Brezski was promoted to Senior Director in July 2006 and in January 2007 was appointed Chief Accounting Officer. In January 2009, Mr. Brezski was promoted to Vice President, Controller and Chief Accounting Officer, and in March 2011 he was appointed to the additional post of Treasurer. In May 2012, he was appointed Chief Financial Officer. Prior to joining InterDigital, Mr. Brezski served as an audit manager for PwC in its technology, information, communications and entertainment practice, where he provided business advisory and auditing services to product and service companies in the electronics, software and technology industries. Mr. Brezski earned a Bachelor of Science in Accountancy from Villanova University and an Executive Master of Business Administration from Hofstra University.

Donald P. Dinella joined InterDigital in March 2013 as Chief Licensing Officer and Chief Licensing Counsel, and is responsible for managing the day-to-day licensing activities relating to the company’s patent portfolio. Prior to joining InterDigital, Mr. Dinella was at Alcatel Lucent, a leading innovator in the field of networking and communications technology, products and services, from 2006 to 2013. From 2011 to 2013, he served as Alcatel Lucent’s Chief IP Counsel and Vice President, IP Global Operations, Intellectual Property and Standards, with overall responsibility for Alcatel Lucents’s worldwide intellectual property business and legal activities, comprising legal, business, technical and administrative groups focused on patent prosecution, patent portfolio management, patent, technology and software licensing, patent assertion, IP law transactional services, IP business development, IP competitive intelligence and IP strategy. From 2006 to 2011, Mr. Dinella served as Alcatel Lucent’s Vice President, Business Development and Licensing, Intellectual Property and Standards, responsible for the company’s worldwide IP licensing and business development activities. Before Alcatel Lucent, Mr. Dinella held various positions at its predecessor companies Lucent Technologies and AT&T, where he started his career as an engineer. Mr. Dinella earned a Bachelor of Science in Mechanical Engineering from Villanova University, a Master of Science in Computer Integrated Manufacturing from Brigham Young University, a Master of Science in Computer Science from the New Jersey Institute of Technology and a Juris Doctor from the Seton Hall University School of Law.

Jannie K. Lau is InterDigital’s Executive Vice President, General Counsel and Secretary, responsible for managing the company’s legal and human resources functions. Ms. Lau joined InterDigital in 2008 as Associate General Counsel and was promoted to Deputy General Counsel in 2010. She was appointed Executive Vice President, General Counsel and Secretary in October 2012. Prior to joining InterDigital, Ms. Lau served as securities and transactional counsel at IKON Office Solutions, Inc., then a Fortune® 500 document management solutions company. Before beginning her in-house career, she was a corporate associate at leading global law

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firms in New York and Boston, where she represented public and pre-IPO companies as well as private equity and venture capital fund managers. Ms. Lau serves on the Executive Committee of the Asian Pacific American Bar Association of Pennsylvania and on the Southeast Region Board of the East Central Division of the American Cancer Society. She is also a past member of the Board of Directors of DELVACCA, the Delaware Valley chapter of the Association of Corporate Counsel. Ms. Lau is an honors graduate of the University of Pennsylvania Law School and holds a Bachelor of Arts in English and Comparative Literature from Columbia University.

Scott A. McQuilkin is the company’s Senior Executive Vice President, Innovation. As head of InterDigital’s Innovation group, Mr. McQuilkin is responsible for leading the organization’s technology sourcing efforts, overseeing both Innovation Labs, which pursues internally funded technology, and Innovation Partners, a sourcing model based around partnerships with leading innovators and research organizations as well as strategic acquisitions of technology and patent portfolios. Mr. McQuilkin joined the company as its Chief Financial Officer in July 2007, and was appointed Senior Executive Vice President, Strategy and Finance in May 2012, in which role he was responsible for overseeing the organization’s strategy, corporate development and finance functions. In October 2012, Mr. McQuilkin was appointed Senior Executive Vice President, Innovation. Mr. McQuilkin served as Chief Financial Officer for GHR Systems, Inc., a provider of lending technologies and related support services, from February 2000 to August 2006, when GHR Systems was acquired by Metavante Corporation, a provider of banking and payment technology solutions and a wholly owned subsidiary of Marshall & Ilsley Corporation, a diversified financial services company. GHR Systems became a subsidiary of Metavante Corporation known as Metavante Lending Solutions, a high growth technology firm providing business process automation to the financial services industry. Until joining InterDigital in 2007, Mr. McQuilkin served as Chief Financial Officer of Metavante Lending Solutions, where he was responsible for all financial activities, including accounting, budgeting/forecasting, capital planning, cash management, strategic planning, mergers and acquisitions, tax, purchasing and payables. Mr. McQuilkin earned a Master of Business Administration from The Wharton School and a Bachelor of Science from Pennsylvania State University.

James J. Nolan is InterDigital’s Executive Vice President, Research and Development. As head of Innovation Labs, Mr. Nolan is responsible for directing the development of advanced wireless and network technologies, including the incubation of advanced wireless communications solutions and the evolution of standards-based technologies, and the company’s participation in wireless standards bodies. Since joining the company in 1996, Mr. Nolan has held a variety of engineering and management positions, including serving as the company’s senior engineering officer since May 2006. In February 2007, Mr. Nolan’s title was revised to Executive Vice President, Engineering, without a change in responsibilities. Mr. Nolan was named Executive Vice President, Research and Development, in April 2009, in connection with the company’s decision to expand its technology development and licensing business and realign its SlimChip business. Since 2009, Mr. Nolan has led InterDigital’s Research and Development team’s next generation technology initiatives, including advanced air interface, machine-to-machine, bandwidth management technologies for WiFi®/cellular integration and dynamic spectrum management solutions. Prior to leading the company’s engineering and R&D organizations, he led technology and product development of modems, protocol software and radio designs for multiple wireless standards. Mr. Nolan earned a Bachelor of Science in Electrical Engineering from the State University of New York at Buffalo, a Master of Science in Electrical Engineering from Polytechnic University and an Executive Master of Business Administration from Hofstra University.

Allen A. Proithis is InterDigital’s Executive Vice President, Solutions Group. He joined the company as Vice President, Business Development and Strategic Solutions in March 2012, and was promoted to Executive Vice President, Solutions Group in January 2013. As head of InterDigital Solutions, Mr. Proithis is responsible for commercializing market-ready technologies that emerge from the company’s Innovation group, as well as establishing and developing strategic business relationships and identifying potential new business opportunities. Prior to joining the company, Mr. Proithis was at TE Connectivity Ltd., a global designer and manufacturer of products that connect and protect the flow of power and data inside products, from January 2011 to October 2011 where he served as Senior Director – Strategy & Business Development, Consumer Devices division, covering the mobile, consumer electronics and PC industries. While at TE, Mr. Proithis led a global team dedicated to strategy, mergers and acquisitions and strategic marketing, and was responsible for identifying new markets, channels and growth opportunities from product idea creation to execution. Before joining TE, Mr. Proithis was

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the Head of Strategy & Business Development for the Handheld business unit at Hewlett-Packard Company, a technology company with a portfolio that spans printing, personal computing, software, services and IT infrastructure, from 2008 to January 2011. In this role, he drove all strategic initiatives for devices, software and services. Mr. Proithis had previously been the Director of Business Development in HP’s Personal Systems Group from 2007 to 2008, during which time he was responsible for building a partnership program with major telecommunications companies. Prior to joining HP in 2004, Mr. Proithis was a Vice President with HB Associates, an executive search and management consulting firm. Earlier in his career, Mr. Proithis held a variety of management, sales and consulting roles at Computer Sciences Corporation, Convergys and Electronic Data Systems. Mr. Proithis earned a Bachelor’s degree in Telecommunications from Pennsylvania State University.

Lawrence F. Shay is the company’s Executive Vice President, Intellectual Property, and Chief Intellectual Property Counsel and President of InterDigital’s patent holding subsidiaries. Mr. Shay is responsible for overseeing all activities pertaining to InterDigital’s patent business, including management of the company’s intellectual property assets, negotiation and administration of license agreements, litigation relating to intellectual property rights and strategic patent sales and joint ventures. He joined InterDigital in November 2001 as Chief Legal Officer and served as Corporate Secretary from November 2001 to September 2004. In February 2007, Mr. Shay’s title was revised to Chief Legal and Government Affairs Officer, without a change in responsibilities. Mr. Shay was appointed to his current position in January 2008. He previously served as General Counsel of U.S. Interactive, Inc., a multinational, publicly held Internet professional services corporation. From 1985 until 1999, Mr. Shay practiced corporate law with Dilworth Paxson LLP, a major Philadelphia law firm. Mr. Shay earned his Juris Doctor, with honors, from the Temple University School of Law and is a magna cum laude graduate of Saint Joseph’s University, where he earned a Bachelor of Arts in Economics.

The company’s executive officers are appointed to the offices set forth above to hold office until their successors are duly elected and qualified.

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on its review and discussions, has recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and the company’s Annual Report on Form 10-K.

COMPENSATION COMMITTEE:

Gilbert F. Amelio, Chairman

Edward B. Kamins

Jean F. Rankin

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis covers all material elements of the compensation awarded to, earned by or paid to the company’s Named Executive Officers (“NEOs”) in the Summary Compensation Table that follows, focusing on the principles underlying the company’s executive compensation policies and decisions. This discussion details the compensation for the following individuals:

•	William J. Merritt – President and Chief Executive Officer

•	Richard J. Brezski – Chief Financial Officer since May 2012

•	Lawrence F. Shay – Executive Vice President, Intellectual Property, and Chief Intellectual Property Counsel

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•	Scott A. McQuilkin – Senior Executive Vice President, Innovation (Chief Financial Officer until May 2012)

•	James J. Nolan – Executive Vice President, Research and Development; and

•	Jannie K. Lau – Executive Vice President, General Counsel and Secretary since October, 2012.

In addition, in accordance with SEC rules, information is also included with respect to two retired executives who served for a portion of fiscal year 2012:

•	Mark A. Lemmo, who served as Executive Vice President, Corporate Development, until his retirement in December 2012; and

•	Janet M. Point, who served as Executive Vice President, Investor Relations, until her retirement in October 2012.

Fiscal 2012 Company Performance and Impact on Compensation

The company delivered an outstanding year in 2012, with record revenue of $663.1 million. We achieved this success by executing on our expanded patent monetization strategy, which extends beyond patent licensing to include patent sales and patent licensing partnerships and other strategic relationships. Based on this expanded strategy, we signed nine new, renewed or expanded patent license agreements, including agreements with Sony and BlackBerry (formerly Research in Motion Limited), closed two patent sale transactions for a total of $384 million in revenue and formed a joint venture with Sony Corporation of America that combines our advanced machine-to-machine communications research capabilities with Sony’s consumer electronics expertise. These achievements drove substantial revenue and positive cash flow in 2012, enabling us to return $235.8 million to shareholders via share repurchases and regular and special cash dividends and still end 2012 with a strong cash balance of $577.3 million. All the while, we maintained our prolific pace of innovation, with approximately 190 U.S. patents and approximately 1,200 non-U.S. patents issued in 2012. We also continued to contribute our patented or patentable inventions into the various wireless standards.

Given that a significant portion of our NEOs’ compensation is performance driven, the result of such an outstanding year is enhanced compensation to the NEOs, reflecting their contribution to a highly successful year for the company.

Fiscal 2012 NEO Compensation Actions

Base Salaries: Messrs. Brezski, Nolan, McQuilkin and Shay and Ms. Lau received salary increases in recognition of the importance of their role within the company, their scope of responsibility, promotions and/or increased responsibilities assumed in 2012.

Performance-Based Compensation:

•

Short-Term Incentive Plan (“STIP”): Performance against the 2012 STIP goals resulted in a payout level of 115% of target (see “Current Compensation – Short-Term Incentive Compensation” below for a description of the STIP).

•

Long-Term Compensation Program (“LTCP”): In 2012, awards to the NEOs were a combination of time-based restricted stock units (“RSUs”) under the LTCP’s restricted stock unit program (“RSU Program”) and performance-based awards under the LTCP’s long-term incentive plan (“LTIP”). Twenty-five percent (25%) of the 2012 LTCP award was awarded under the RSU Program and the other 75% was awarded under the LTIP. The RSUs will vest on the third anniversary of the grant date. The performance awards granted in 2012 will be earned based on free cash flow performance over a three-year period (January 1, 2012 through December 31, 2014, Cycle 7). Additionally, the compensation committee determined that the company met its free cash flow target for the completed January 1, 2010 through December 31, 2012 performance cycle (Cycle 5) resulting in a payout of 100% of LTIP target (see “Long-Term Compensation” below for a description of the LTCP).

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Other Awards: Mr. Brezski and Ms. Lau each received a discretionary grant of 3,000 time-based RSUs upon their respective promotions to Chief Financial Officer and Executive Vice President, General Counsel and Secretary. These special time-based RSU awards were not part of a regular ongoing program, but such awards are typical in connection with promotion into the executive ranks of the company. In addition, Ms. Lau received a discretionary grant of 1,000 time-based RSUs for retention purposes in 2012.

Good Governance Practices and Policies:

The company strives to maintain good governance practices for the compensation of our NEOs. Such practices include:

•

No Excise Tax Gross-Ups: New employment contracts entered into in 2012 and revised employment contracts entered into in 2013 do not contain excise tax gross-up provisions. Excise tax gross-up provisions have been eliminated from all NEO/executive employment contracts.

•

Double-Trigger Change-in-Control Provisions: New employment contracts entered into in 2012 and revised employment contracts entered into in 2013 contain double-trigger severance payout provisions (i.e., an executive must be terminated in connection with the change in control to receive any severance). Single-trigger severance provisions have been eliminated from all NEO/executive employment contracts.

•

Stock Ownership Guidelines: Target stock ownership levels are set for the chief executive officer at five times base salary and for the other NEOs at two to three times the respective officer’s individual salary. Each NEO has met or is otherwise in compliance with the applicable stock ownership requirements.

•	Minimal Perquisites: The company provides minimal perquisites to NEOs.

•

No Defined Benefit Pension Plan or Supplemental Executive Retirement Plan: The company does not maintain any defined benefit retirement arrangements or supplemental executive retirement plans for NEOs.

•	Independent Consultant Benchmarking: The compensation committee works with an outside independent consultant in annually assessing executive compensation programs.

•	Anti-Hedging Policy: No NEO may enter into any hedge of InterDigital stock.

•	Risk Mitigation: Compensation programs are reviewed with the compensation consultant on an annual basis to ensure plans do not create incentives that would put the company at excessive risk.

•	Balanced Compensation Programs: Compensation programs are balanced to create a focus on short- and long-term results through a mix of fixed and variable pay.

•

Annual Incentives Are Capped: Effective 2013, the company’s overall bonus pool is limited to two times the target amount, even in the event that performance would exceed the ranges established at the beginning of the year.

Results from 2012 Shareholder Advisory Vote on Executive Compensation

At the 2012 annual meeting of shareholders, we held an advisory vote to approve executive compensation, commonly known as “say on pay.” Approximately 82% of the votes cast approved the compensation of the company’s named executive officers as disclosed in our 2012 proxy statement. Although the vote was advisory, the compensation committee considered the voting results in evaluating our executive compensation programs for 2013.

Pay for Performance

Our executive compensation programs are intended to align our executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals established by the compensation committee. These goals are established with the objective of improving the company’s performance and increasing stockholder value. Our NEOs’ total compensation is comprised of a mix of base salary, annual cash incentive (STIP), and long-term incentive compensation (LTCP and other equity awards). Consistent with our compensation philosophy, the actual compensation received by our NEOs will vary based on individual and corporate performance measured

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against annual and long-term performance goals. Additionally, because a large percentage of our NEOs’ pay is comprised of equity awards, the value of their pay increases and decreases with changes in our stock price. For 2012, approximately 70% of our CEO’s target compensation and close to 60% of the target compensation of our other NEOs (not including Mr. Lemmo and Ms. Point) was at risk and dependent upon the company’s performance.

Compensation Objectives and Philosophy

The compensation and benefits provided to the company’s executives have as their primary purpose the attraction, retention and motivation of talented individuals who will drive the successful execution of the company’s strategic plan. Specifically, we:

•	Attract talented leaders to serve as executive officers of the company by setting executive compensation amounts and program targets at competitive levels for comparable roles in the marketplace;

•	Retain our executives by providing a balanced mix of current and long-term compensation; and

•

Motivate our executives by “paying for performance,” or rewarding individual performance and the accomplishment of corporate goals, as determined by the compensation committee, through the use of performance-based compensation.

Elements of Compensation

The elements of our executive compensation reflect a mix of current and long-term, cash and equity and time- and performance-based compensation. For 2012, the material elements of each executive’s compensation included:

•	Base salary;

•	STIP award, paid in cash; and

•	LTCP awards, which include time-based RSUs and a performance-based award.

Factors Considered in Setting Compensation Amounts and Targets

In establishing compensation amounts and program targets for executives, the compensation committee seeks to provide compensation that is competitive in light of current market conditions and industry practices. Accordingly, the compensation committee annually reviews market data which is comprised of proxy-disclosed data from peer companies and information from nationally recognized published surveys for general and high-technology industry, adjusted for size. The market data helps the committee gain perspective on the compensation levels and practices at the peer companies and to assess the relative competitiveness of the compensation paid to the company’s executives. The market data thus guides the compensation committee in its efforts to set executive compensation levels and program targets at competitive levels for comparable roles in the marketplace. The compensation committee then takes into account other factors, such as the importance of each executive officer’s role to the company, individual expertise, experience, and performance, retention concerns

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and relevant compensation trends in the marketplace, in making its final compensation determinations. The compensation committee’s general practice is to position the company’s target compensation amounts and opportunities at or near the market median while considering other relevant factors, as discussed above, in order to attract and retain talented leaders to serve as executives of the company.

For 2012, the compensation committee engaged Hay Group to assist it with the process of identifying peer group companies and gathering information on its executive compensation levels and practices. After conducting a market review, in December 2011, Hay Group presented a report to the compensation committee that included a revised peer group and publicly available information about the levels and targets for base salary, short-term incentive compensation, long-term incentive compensation and overall compensation for comparable executive-level positions at such peer group companies. The compensation committee reviewed this data, in conjunction with other factors, in connection with its compensation decisions for 2012. The companies comprising the peer group, and their 2012 revenue and year-end market capitalization, were:

	FY 2012 Revenue ($M)	FYE 2012 Market Value ($M)
Acacia Research Corporation	251	1,278
ARM Holdings plc	938	17,367
Dolby Laboratories, Inc.	926	1,559
Immersion Corporation	32	187
Mosaid Technologies(1)	N/A	N/A
Nuance Communications, Inc.	1,652	7,663
Rambus Inc.	234	540
Rovi Corporation	651	1,596
RPX Corporation	198	460
Silicon Image, Inc.	252	408
Synaptics Incorporated	548	964
Tessera Technologies, Inc.	234	859
InterDigital, Inc.	663	1,683
InterDigital Rank	70%	80%

(1)	Mosaid Technologies was acquired in 2012.

Role of Executive Officers in Determining Executive Compensation

The compensation committee determines the composition, structure and amount of all executive officer compensation and has final authority with respect to these compensation decisions. As part of the annual performance and compensation review for executive officers other than the chief executive officer, the committee considers the chief executive officer’s assessment of the other executive officers’ individual performances, including the identification of major individual accomplishments and any other recommendations of the chief executive officer with respect to their compensation. The chief executive officer also reports to the compensation committee on the company’s achievement of objectively measurable goals established under performance-based programs and provides his assessment of the company’s performance with respect to subjectively measured goals.

Role and Independence of Advisors

The compensation committee used Hay Group, an independent compensation consultant, to assist in developing and implementing the company’s 2012 executive compensation program. The compensation committee is responsible for selecting the consultant, negotiating the fees that are paid and determining the scope of the engagement. The compensation committee retained the compensation consultant to advise it and the rest of the board, as applicable, on matters related to the 2012 compensation of the company’s executive officers. The Hay Group provided the committee with advice only on executive compensation matters and the committee determined that the Hay Group’s work for the committee did not present any conflicts of interest.

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Current Compensation

Base Salary

Base salary is the fixed element of an executive’s current cash compensation, which the company chooses to pay because it affords each executive the baseline financial security necessary for the executive to focus on his or her day-to-day responsibilities. Base salaries for the executives are set at competitive levels to attract and retain highly qualified and talented leaders. The compensation committee reviews and approves base salaries for the executives annually and generally considers factors such as competitiveness with the market and peer group data, the executive’s performance during the prior year, the importance of each executive’s role to the company and any change in the scope of the executive’s responsibilities within the company.

2012 salary adjustments for our NEOs were based on consideration of each NEO’s position, scope of responsibility and importance to the company and his or her performance during 2011, as well as a review of the market data and a comparison of each NEO’s total compensation against that of the other executive officers. Mr. Merritt’s and Mr. Lemmo’s base salaries remained flat from 2011 to 2012 because the market data showed that their salaries were within the median range for their respective positions. Mr. McQuilkin and Ms. Point received a salary increase of 3% and 2%, respectively, consistent with the company’s salary increases for employees generally. Mr. Shay, who oversees the company’s patent licensing business, received an increase of 10% in recognition of the importance of his role within the company and his scope of responsibility. Mr. Nolan, who is responsible for the company’s research and development activities, received a salary increase of 7.5% to keep him close to the median for his position in the market and in recognition of the importance of his role within the company and his scope of responsibility. In the beginning of 2012, Mr. Brezski’s salary was adjusted by 5% to bring him toward the median for his position, as Chief Accounting Officer, in the market and in recognition of the importance of his role within the company, and in May 2012, he received a further salary increase of 28% (from $215,200 to $275,000) in recognition of his promotion to Chief Financial Officer. In the beginning of 2012, Ms. Lau’s salary was increased by 2% consistent with the company’s salary increases for employees generally, and in October 2012, she received a further increase of 41% (from $184,300 to $260,000) in recognition of her promotion to Executive Vice President, General Counsel and Secretary.

Short-Term Incentive Plan

The STIP is designed to reward the achievement of corporate goals and the individual accomplishments of the executives during each fiscal year. 75% of a STIP award paid to an executive is based on the achievement of corporate goals, and the remaining 25% is based on the individual performance of the executive. The targeted STIP award for each of the company’s executives is set as a percentage of annual base salary. For 2012, the targets were 80% of salary for Mr. Merritt, 55% of salary for Messrs. McQuilkin and Shay and 45% of salary for Ms. Lau, Ms. Point and Messrs. Brezski, Lemmo and Nolan. These target percentages were set at or near the median of the market data and are also intended to reflect the importance of each executive’s role to the company.

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For 2012, the goals established by the compensation committee under the STIP involved generating patent sales and recurring patent licensing revenue, engaging new customers or strategic partners to generate additional revenue and further the development of new wireless technologies, enhancing the company’s intellectual property portfolio, limiting cash spending, protecting the company’s business model, improving the company’s brand and furthering corporate development. The specific goals, and the relative weights assigned to each, were as follows:

2012 STIP Performance Goal	Description	Target Weight
Objectively Measurable Goals:		50%
Revenue	Generate a specified dollar amount of normalized cash receipts	20%
Exit Revenue	Exit 2012 with confident expectation to generate a specified dollar amount of normalized cash receipts in 2013	15%
Customer/partner engagement for new technology development	Sign a specified number of meaningful joint research and development or licensing arrangements for new wireless technologies and to generate additional revenue	5%
IPR creation	Generate or identify certain numbers of patented or patentable contributions and gain acceptance of such inventions into approved and proposed wireless standards	5%
Cash spending	Excluding certain specified costs, hold cash spending below specified dollar amount	5%
Subjectively Measured Goals:		50%
Business model protection	Maintain active and effective lobbying effort regarding patent reform	5%
Branding	Implement comprehensive program to further improve the company’s brand	10%
Corporate Development	Build deep pipeline of corporate development transactions and close on a certain number of transactions	10%
Compensation committee discretion	At the compensation committee’s sole discretion after considering the company’s overall performance during 2012	25%
TOTAL		100%

The annual corporate goals are generally structured to challenge and motivate executives, so that reasonable “stretch” performances would collectively yield a payout at or about 100% of target. Actual payout may range from 0% to 200% of the targeted amount for such portion. At the end of 2012, the chief executive officer reported to the compensation committee on the company’s achievement of the objectively measurable goals and provided his assessment of the company’s performance with respect to the subjectively measured goals for the year. The company’s results with respect to the following goals were at or above target: revenue and exit revenue, IPR creation, cash spending, business model protection, branding and corporate development, but the results with respect to the customer/partner engagement for new technology development were below target. Following consideration of the performance results, the compensation committee, exercising its discretion, determined that the company achieved, in the aggregate, 115% of the 2012 annual corporate goals.

In determining the STIP award to the chief executive officer for 2012, the compensation committee considered the recommendation of the chairman of the board, who is the primary liaison between the chief executive officer and the full board of directors, and reviewed the individual performance of the chief executive officer in 2012. For the other NEOs, the compensation committee reviewed the performance assessments provided by the chief executive officer and also considered its own direct interactions with each NEO. As noted above, 75% of a STIP award paid to a NEO is based on the achievement of corporate goals, and the remaining

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25% is based on individual performance. The STIP awards for 2012 paid to the NEOs in 2013 were entirely in cash. The Grants of Plan-Based Awards Table below reports the target and maximum potential bonus amounts for each NEO for 2012 under the STIP, and the Summary Compensation Table below reports the amounts actually earned by the NEOs for 2012 under the STIP.

Long-Term Compensation

The LTCP, which consists of both time-based restricted stock awards and performance-based compensation (in the form of cash or equity), is designed to enhance retention efforts by incentivizing executives to remain with the company to drive the company’s long-term strategic plan. The performance-based components of the LTCP also motivate manager-level participants, including executives, by rewarding the accomplishment of long-term corporate goals, as determined by the compensation committee.

The LTCP generally consists of overlapping three-year cycles that start on January 1st of each year. The following chart illustrates the periods of each cycle that has commenced on or after January 1, 2010 under the LTCP:

	2010	2011	2012	2013	2014
Cycle 5 (2010-2012)
Cycle 6 (2011-2013)
Cycle 7 (2012-2014)

In late 2010, the compensation committee approved certain changes to the structure of the LTCP in order to provide the compensation committee with flexibility to adapt to changing market compensation practices and minimize the erratic accounting expense patterns for the company that resulted from the previous structure. Effective beginning with the 2010-2012 cycle, all manager-level LTCP participants, including executives, receive a portion of their LTCP participation in the form of time-based RSUs. The remainder of their LTCP participation consists of performance-based awards granted under the LTIP component of the LTCP, as more fully described below. The LTIP goal is designed to challenge and motivate management to achieve a result that yields a payout at or about 100% of target for the LTIP component of the LTCP. 100% achievement of the corporate goal results in a 100% payout of the associated target amounts. 100% achievement of the corporate goal established for the LTIP results in a 100% payout of the associated target amounts. For each 1% change above or below 100% achievement, the actual award amount is adjusted by 2.5 percentage points, with a threshold payout of 50% of target and a maximum payout of 200% of target. Accordingly, for performance that falls below 80% achievement, no performance-based award would vest.

Each LTCP participant’s target award for each cycle is established as a percentage of his or her base salary. Participants may earn a pro-rata portion of their awards under the LTCP in the event of death, disability or retirement or if the company terminates their employment without cause. Participants also may earn their full awards in the event of a change in control of the company, as defined under the LTCP.

Cycle 7 (2012-2014)

For the cycle that began on January 1, 2012 and runs through December 31, 2014 (“Cycle 7”), each NEO received 25% of his or her LTCP target in the form of time-based RSUs that vest in full on the third anniversary of the grant date, or at the end of the cycle. Unvested time-based RSUs accrue dividend equivalents, which are paid in the form of additional shares of stock at the time, and only to the extent, that the awards vest. The remaining 75% of his or her LTCP target consists of an LTIP award paid based on the company’s achievement during the cycle of a pre-approved goal established by the compensation committee. On January 18, 2013, such LTIP awards were converted into performance-based RSUs, thereby tying the value of the award more closely to the stock price and thus enhancing the alignment of our NEOs’ interests with those of our stockholders. The pre-approved goal established by the compensation committee at the start of the cycle remained unchanged.

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The percentages of January 1, 2012 base salaries used to calculate the LTCP awards to the NEOs under Cycle 7 were as follows. Such percentages are intended to reflect the relative influence and importance of each NEO’s role within the company.

NEO	Percentage of Base Salary
William J. Merritt	150%
Richard J. Brezski	75%*
Scott A. McQuilkin	100%
Jannie K. Lau	45%*
Mark A. Lemmo	90%
James J. Nolan	90%
Janet M. Point	90%
Lawrence F. Shay	100%

*	Mr. Brezski was promoted to Chief Financial Officer in May, 2012. Because the promotion occurred during the first six months of the first year of Cycle 7, pursuant to the terms of the LTCP, his participation rate was increased for the remaining portion of Cycle 7. As a result, his target LTCP award for Cycle 7 is 50% of his original base salary of $215,200 for the first four months of the cycle and 80% of his new base salary of $275,000 for the remaining portion of the cycle, resulting in a total target payout of approximately 75% of his new base salary. Ms. Lau was promoted to Executive Vice President, General Counsel and Secretary in October, 2012. Because the promotion did not occur during the first six months of the first year of Cycle 7, pursuant to the terms of the LTCP, her participation rate for the remaining portion of Cycle 7 did not change.

The objectives underlying the goal established for the LTIP under Cycle 7 are to drive the company’s strategic plan and complement the annual STIP performance goals for each of the three years covered by the cycle. The goal associated with Cycle 7 is to generate a specified amount of free cash flow over the period of the cycle.

Cycle 6 (2011-2013)

For the cycle that began on January 1, 2011 and runs through December 31, 2013 (“Cycle 6”), the LTCP award structure was the same as the Cycle 7 awards described above (i.e., 25% time-based RSUs and 75% LTIP). On January 18, 2013, such LTIP awards were converted into performance-based RSUs that vest at the end of the cycle, thereby tying the value of the award more closely to the stock price and thus enhancing the alignment of our NEOs’ interests with those of our stockholders. The pre-approved goal established by the compensation committee at the start of the cycle remained unchanged. The percentages of January 1, 2011 base salaries used to calculate the LTCP awards to the NEOs under Cycle 6 were as follows:

NEO	Percentage of Base Salary
William J. Merritt	125%
Richard J. Brezski	50%
Scott A. McQuilkin	100%
Jannie K. Lau	45%
Mark A. Lemmo	90%
James J. Nolan	90%
Janet M. Point	90%
Lawrence F. Shay	100%

As with Cycle 7, the goal associated with Cycle 6 is to generate a specified amount of free cash flow over the period of the cycle.

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Cycle 5 (2010-2012)

For the cycle that began on January 1, 2010 and ran through December 31, 2012 (“Cycle 5”), the LTCP award structure was the same as the awards for Cycles 6 and 7 as described above (i.e., 25% time-based RSUs and 75% LTIP).

The percentages of January 1, 2010 base salaries used to calculate the LTCP awards to the NEOs under Cycle 5 were as follows:

NEO	Percentage of Base Salary
William J. Merritt	120%
Richard J. Brezski	50%
Scott A. McQuilkin	100%
Jannie K. Lau	45%
Mark A. Lemmo	90%
James J. Nolan	90%
Janet M. Point	90%
Lawrence F. Shay	100%

As with Cycles 6 and 7, the goal associated with Cycle 5 was to generate a specified amount of free cash flow over the period of the cycle. After reviewing the company’s progress toward this goal as of December 31, 2012, the compensation committee, exercising its discretion, determined the company’s goal achievement under Cycle 5 to be 100% and authorized payouts of the LTIP awards at the 100% level, as the company’s results with respect to the cash flow goal was at target performance.

Grant Practices

Through 2012, RSU awards under the LTCP have typically been granted on the first day of each cycle or, if the participant joined the company during the first two years of a cycle or was promoted during the first six months of a cycle, his or her date of hire or promotion, respectively. The terms and conditions of the LTCP provide that RSU grant values are calculated as a target percentage of the participant’s base salary at either the beginning of the cycle or the date of hire or promotion, as applicable. This amount is then divided by the fair market value of the company’s common stock on the grant date to determine the number of RSUs to be granted. For example, if a participant’s total target LTCP award value is equal to 90% of his or her base salary of $250,000 (i.e., $225,000), and 25% of that target award (i.e., $56,250) is in the form of time-based RSUs, and the closing fair market value of our common stock on the grant date is $30, the participant would automatically be granted 1,875 RSUs. The compensation committee believes that the procedures described above provide assurance that the grant timing does not take advantage of material nonpublic information.

From time to time, the compensation committee may, in its sole discretion, grant additional equity awards to executives, including the NEOs, outside of the LTCP and the other compensation programs described above. In approving such awards, the compensation committee may consider the specific circumstances of the grantee, including, but not limited to, promotion, expansion of responsibilities, exceptional achievement recognition and retention concerns. In 2012, the compensation committee granted an award of 3,000 time-based RSUs to each of Mr. Brezski and Ms. Lau in recognition of their respective promotions to Chief Financial Officer and Executive Vice President, General Counsel and Secretary. Also in 2012, Ms. Lau received a grant of 1,000 time-based RSUs for retention purposes.

Impact of Tax Treatment

Section 162(m) of the Internal Revenue Code (the “Code”) generally limits the company’s tax deduction for compensation paid to its chief executive officer and other NEOs (other than the chief financial officer) to $1 million per person in any tax year. Qualified performance-based compensation is not subject to the deduction limit if specified requirements are met. The compensation committee has considered the effects of Section 162(m) when implementing compensation plans and taken into account whether preserving the tax

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deductibility of compensation paid to NEOs could impair the operation and effectiveness of the company’s compensation programs. The compensation committee’s intent is to maximize the tax deductibility; however, it believes it is important to maintain flexibility to make adjustments, if necessary. Therefore, under certain circumstances, certain amounts paid to executives in excess of $1 million may not be deductible.

Stock Ownership Guidelines

To align further the interests of our executives with those of our shareholders, the company has established executive stock ownership guidelines. The chief executive officer’s target ownership level is an amount of company common stock with a value of at least five times his current annual base salary. The other NEOs, with the exception of Mr. Lemmo and Ms. Point (who are no longer with the company), are expected to own company stock with a value of at least a multiple of two (Ms. Lau and Messrs. Brezski and Nolan) or three (Messrs. McQuilkin and Shay) times their current annual base salary. Qualifying stock includes shares of common stock held outright or through the company’s 401(k) Plan, restricted stock and, on a pre-tax basis, unvested time-based RSUs. Any executive who has not reached or fails to maintain his or her target ownership level must retain at least 50% of any after-tax shares derived from vested RSUs or exercised options until his or her guideline is met. An executive may not make any disposition of shares that results in his or her holdings falling below the target level without the express approval of the compensation committee. As of March 31, 2013, all of the NEOs are in compliance with this policy, and all except Mr. Brezski and Ms. Lau (who just recently became subject to these guidelines with their promotions to Chief Financial Officer in May, 2012 and Executive Vice President, General Counsel and Secretary in October 2012, respectively) had reached their target ownership levels.

Prohibition Against Hedging

The company’s insider trading policy prohibits directors, officers, employees and consultants of the company from engaging in any hedging transactions involving company stock.

Clawbacks

While the company does not currently maintain a recoupment, or claw-back, policy beyond the requirements of Section 304 of Sarbanes-Oxley Act of 2002, the company plans to implement a claw-back policy as required to fully comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act once final rules are adopted by the SEC and NASDAQ.

Actions Taken in 2013

Employment Agreements

In March, 2013, the company entered into amended and restated employment agreements with each of the NEOs who had existing employment agreements and a new employment agreements with the one NEO who previously did not have an employment agreement (each of which we refer to as an “Employment Agreement,” and collectively as the “Employment Agreements”) that provide severance payments and benefits upon certain qualifying terminations of employment, including upon termination of the NEO’s employment by the company without “Cause” or by the executive for “Good Reason,” and providing for enhanced payments and benefits if such termination occurs on or within one year after a “Change in Control” of the company, each as defined in the applicable Employment Agreement. The material provisions regarding the Employment Agreements and the provisions governing these termination scenarios are described below. As Mr. Lemmo and Ms. Point retired in 2012, they were not among the NEOs who received a new agreement and, accordingly, references to our NEOs in this discussion of Employment Agreements do not include Mr. Lemmo or Ms. Point.

Among other modifications to the existing agreements, the revisions: (1) removed the Code Section 280G excise tax gross-up; (2) changed the employment term from indefinite to an initial term of two years; (3) updated the 2013 salary, targeted STIP and targeted LTCP awards for each of our NEOs, (4) removed the ability to receive severance upon resignation for any reason following a Change in Control (i.e., a “single-trigger” payment); and (5) updated the payments and benefits provided to NEOs upon certain qualifying terminations of employment, including those occurring on or within one year following a Change in Control.

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Term of Employment

Each Employment Agreement with our NEOs provides for an initial employment term of two years, which term will automatically renew for additional successive one-year periods (unless either party provides notice of non-renewal at least 90 days before the expiration of the term (as extended by any renewal period). In the event that a Change in Control occurs at any time during the term, then the term shall extend for an additional year and 90 days from the date of the Change in Control, provided such extension serves to lengthen the term that would otherwise have been in place. Prior to the revision, the employment agreements provided for an indefinite term of employment.

Base Salary, Short-Term and Long-Term Compensation

Each of our NEO’s Employment Agreements continues to provide for an initial annual base salary, and targeted awards under the STIP and LTCP, in each case, on terms and conditions no less favorable than those provided generally to the other similarly situated executives of the company.

Termination Unrelated to a Change in Control

The Employment Agreements provide that if the NEO’s employment is terminated by the company without “Cause” or if the NEO resigns for “Good Reason,” and subject to the separation agreement, as described in the applicable Employment Agreement, becoming effective and irrevocable in accordance with its terms, each NEO will be entitled to:

(i)	a severance payment equivalent to (a) for Mr. Merritt, two and a half times the base salary then in effect on the date of termination and (b) for the other NEOs, one and a half times the base salary then in effect on the date of termination, in each case, paid over a period of eighteen months;

(ii)	health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) paid by the company, covering a period of eighteen months for Mr. Merritt and twelve months for the other NEOs; and

(iii)	outplacement services in an amount not to exceed $10,000, the expense for which will be paid by the company directly to the entity providing such services.

All outstanding equity awards are to be treated in accordance with the documentation governing such awards.

Termination Following a Change in Control

The Employment Agreements provide that if the NEO’s employment is terminated by the company other than for Cause or the NEO resigns for Good Reason, in each case, on or within one year following a “Change in Control” each NEO will be entitled to:

(i)	a severance payment equivalent to (a) for Messrs. Merritt, Shay and McQuilkin, two times the sum of the base salary and the target bonus under the STIP then in effect on the date of termination and (b) for Ms. Lau and Messrs. Brezski and Nolan, two times the base salary then in effect on the date of termination and one times the target bonus under the STIP then in effect on the date of termination, in each case, paid in a lump sum;

(ii)	an amount equal to the cost of continued health coverage under COBRA for twenty-four months paid in a lump sum; and

(iii)	outplacement services in an amount not to exceed $10,000, the expense for which will be paid by the company directly to the entity providing such services.

All outstanding equity awards are to be treated in accordance with the documentation governing such awards. Effective beginning with awards made in 2013, the vesting of awards will generally be accelerated only upon a qualifying termination of employment that occurs on or within a specified time after a Change in Control.

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Section 280G of the Internal Revenue Code

In the event that the payments made to each NEO upon termination constitute “parachute payments” pursuant to Section 280G of the Code, the Employment Agreements provide that either (i) the payments will be reduced to such lesser amount that would result in no amount being subject to excise tax or (ii) the payments will be made in full, whichever produces the larger after-tax net benefit to the NEO. The Employment Agreements do not provide for an excise tax “gross-up.” The prior employment agreements for three of the NEOs included a Code Section 280G excise tax gross-up provision.

Restrictive Covenants.

The Employment Agreements subject the NEOs to restrictive covenants related to non-competition and non-solicitation (i) for a period of (a) one year for Mr. Merritt following termination of employment by the company for any reason or resignation by the NEO for any reason, and (b) for a period up to a maximum of one year for all other NEOs, depending on the nature of termination and whether the company pays severance to the NEO following termination; or (ii) two years following termination of employment by the company without Cause or resignation by the NEO for Good Reason, in each case, on or within twelve months after a Change in Control.

Compensation-Related Risk Assessment

We have assessed our employee compensation policies and practices and determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the company. In reaching this conclusion, the compensation committee considered all components of our compensation program and assessed any associated risks. The compensation committee also considered the various strategies and measures employed by the company that mitigate such risk, including: (i) the overall balance achieved through our use of a mix of cash and equity, annual and long-term incentives and time- and performance-based compensation; (ii) our use of multi-year vesting periods for equity grants; (iii) limits on the maximum goal achievement levels and overall payout amounts under the STIP and LTIP awards; (iv) the company’s adoption of and adherence to various compliance programs, including a code of ethics, a contract review and approval process and signature authority policy and a system of internal controls and procedures; and (v) the oversight exercised by the compensation committee over the performance metrics and results under the STIP and the LTCP. In addition, compensation programs are reviewed with the compensation consultant on an annual basis to ensure plans do not create incentives that would put the company at excessive risk. Based on the assessment described above, the compensation committee concluded that any risks associated with our compensation policies and practices were not reasonably likely to have a material adverse effect on the company.

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Summary Compensation Table

The following table contains information concerning compensation awarded to, earned by or paid to our NEOs in the last three years (unless 2012 is the first year for which an executive officer has been deemed an NEO, in which case the table only contains such information for 2012). Our NEOs include: (i) William J. Merritt, our chief executive officer, (ii) Richard J. Brezski, our chief financial officer, (iii) Scott A. McQuilkin, who served as chief financial officer during part of 2012, (iv) Jannie K. Lau, James J. Nolan and Lawrence F. Shay, who are our three other most highly compensated executive officers in 2012 who were serving as executive officers of the company at December 31, 2012 and (v) Mark A. Lemmo and Janet M. Point, who are each former executive officers who would have been among the three other most highly compensated executive officers in 2012 but for the fact that they were no longer serving as executive officers of the company at December 31, 2012. Additional information regarding the items reflected in each column follows the table.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(5)(6)	Non-Equity Incentive Plan Compensation ($)(7)	All Other Compensation ($)(8)	Total ($)
William J. Merritt	2012	550,000	206,260	1,110,000	8,190	1,874,450
President and Chief Executive Officer	2011	550,000	171,890	469,700	8,040	1,199,630
	2010	500,000	175,720	926,500	8,040	1,610,260
Richard J. Brezski(1)	2012	253,721	132,885	212,988	7,800	607,394
Chief Financial Officer
Scott A. McQuilkin(2)	2012	332,600	83,132	470,721	8,790	895,243
Former Chief Financial Officer,	2011	322,900	80,740	158,504	8,640	570,784
Current Senior Executive Vice President, Innovation	2010	307,500	266,268	366,894	8,640	949,302
Jannie K. Lau(3)	2012	198,472	168,059	168,471	6,459	541,461
Executive Vice President,
General Counsel and Secretary
James J. Nolan	2012	302,900	68,143	331,684	8,190	711,097
Executive Vice President,	2011	281,700	63,376	117,891	8,040	471,007
Research & Development	2010	267,000	211,795	293,118	8,040	779,953
Lawrence F. Shay	2012	387,000	96,769	526,041	8,190	1,018,000
Executive Vice President,	2011	351,900	87,985	175,159	8,040	623,084
Intellectual Property, and	2010	328,900	233,944	458,533	8,040	1,029,417
Chief Intellectual Property Counsel
Mark A. Lemmo(4)	2012	309,446	76,492	—	904,302	1,290,240
Retired Executive Vice President,	2011	322,900	72,662	124,235	7,293	527,090
Corporate Development	2010	316,500	96,934	373,162	8,040	794,636
Janet M. Point(4)	2012	182,579	59,599	—	608,249	850,427
Retired Executive Vice President,
Investor Relations

(1)	Mr. Brezski was promoted to the position of Chief Financial Officer in May 2012, and he was not among the company’s NEOs in 2010 or 2011.

(2)	Mr. McQuilkin served as Chief Financial Officer of the company from 2007 until his appointment to the position of Senior Executive Vice President in May 2012.

(3)	Ms. Lau was promoted to the position of Executive Vice President, General Counsel and Secretary in October 2012, and she was not among the company’s NEOs in 2010 or 2011.

(4)	Mr. Lemmo and Ms. Point retired from employment with the company as of December 15, 2012 and October 26, 2012, respectively, through participation in the company’s Designated Employee Incentive

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Separation Pay Plan, a voluntary early retirement plan (the “VERP”), which is described below under “Payments Upon Retirement Pursuant to VERP for Mr. Lemmo and Ms. Point.” Pursuant to the terms of the VERP, Mr. Lemmo and Ms. Point received incentive severance compensation and other benefits, the components of which are detailed in footnote 8 below. Ms. Point was not among the company’s NEOs in 2010 or 2011.

(5)	Amounts reported reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (disregarding for this purpose the effect of forfeitures) for RSU awards granted during the designated fiscal year. The assumptions used in valuing these awards are incorporated by reference to Notes 2 and 10 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2012. Under generally accepted accounting principles, compensation expense with respect to stock awards granted to our employees and directors is generally equal to the grant date fair value of the awards and is recognized over the vesting periods applicable to the awards.

(6)	Amounts reported for 2012 for Mr. Lemmo and Ms. Point also include the grant date fair value of the number of time-based RSU awards under the LTCP that vested pursuant to the terms of the VERP but would not have vested had the NEO retired outside of the VERP. The grant date fair value of these RSUs was determined in accordance with FASB ASC Topic 718. If Mr. Lemmo and Ms. Point had qualified for and retired pursuant to the company’s standard retirement policy, they each would have received a pro-rata vesting of their time-based RSU awards through the date of their retirement (December 15, 2012 for Mr. Lemmo and October 26, 2012 for Ms. Point). However, under the terms of the VERP, they each received a pro-rata vesting of such awards through December 31, 2012, resulting in the vesting of 100 additional shares with a grant date fair value of $3,817 for Mr. Lemmo (44 shares under Cycle 5, 32 shares under Cycle 6 and 24 shares under Cycle 7) and 259 shares with a grant date fair value of $9,886 for Ms. Point (120 shares under Cycle 5, 71 shares under Cycle 6 and 69 shares under Cycle 7).

(7)	Amounts reported for fiscal 2012 include the value of bonuses earned under the company’s STIP and cash payouts earned pursuant to Cycle 5 under the LTIP of the LTCP (which cycle began on January 1, 2010 and ran through December 31, 2012). Amounts reported for fiscal 2011 include the value of bonuses earned under the company’s STIP. Amounts reported for fiscal 2010 include the value of bonuses earned under the company’s STIP and payouts earned pursuant to Cash Cycle 3 under the LTCP (which cycle began on January 1, 2008 and ran through December 31, 2010).

(8)	The following table details each component of the “All Other Compensation” column in the Summary Compensation Table for fiscal 2012:

NEO	401(k) Plan Matching Contributions ($)(a)	Life Insurance Premiums ($)(b)	VERP Salary Payments ($)(c)	VERP STIP Payments ($)(d)	VERP LTCP Cash Payments ($)(e)	VERP LTCP Equity Values ($)(f)	VERP Benefits Payments ($)(g)	PTO Payout ($)(h)	Total ($)
William J. Merritt	7,500	690	—	—	—	—	—	—	8,190
Richard J. Brezski	7,500	300	—	—	—	—	—	—	7,800
Scott A. McQuilkin	7,500	1,290	—	—	—	—	—	—	8,790
Jannie K. Lau	6,198	261	—	—	—	—	—	—	6,459
James J. Nolan	7,500	690	—	—	—	—	—	—	8,190
Lawrence F. Shay	7,500	690	—	—	—	—	—	—	8,190
Mark A. Lemmo	5,796	1,290	322,900	145,305	326,896	—	53,091	49,024	904,302
Janet M. Point	5,807	633	221,000	99,450	218,714	—	41,775	20,870	608,249

(a)	Amounts represent company matching contributions to all employees, including the NEOs, on 50% of the first 6% of the employee’s salary contributed to the company’s Savings and Protection Plan, a tax-qualified retirement savings plan (the“401(k) Plan”) in fiscal 2012, up to the maximum amount permitted by the Internal Revenue Service.

(b)	Amounts represent premium amounts paid by the company for group term life insurance for the benefit of each NEO.

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(c)	Amounts represent a lump sum separation payment equal to the NEO’s annual salary, paid pursuant to the terms of the VERP.

(d)	Amounts represent a lump sum payout of the NEO’s 2012 bonus under the STIP at 100% of target, paid pursuant to the terms of the VERP.

(e)	Amounts represent cash payouts under the LTIP of the LTCP equal to 85% of the NEO’s target payout level for Cycle 5 (which cycle began on January 1, 2010 and ran through December 31, 2012), 75% of his or her target payout level for Cycle 6 (which cycle began on January 1, 2011 and runs through December 31, 2013) (calculated on a pro-rata basis using a vesting date of December 31, 2012) and 50% of his or her target payout level for Cycle 7 (which cycle began on January 1, 2012 and runs through December 31, 2014) (calculated on a pro-rata basis using a vesting date of December 31, 2012). Such payouts were made pursuant to the terms of the VERP.

(f)	The 2012 amounts for Mr. Lemmo and Ms. Point in the “Stock Awards” column of the Summary Compensation Table above include the value of time-based RSU awards under the LTCP that vested early pursuant to the terms of the VERP.

(g)	Amounts represent a lump sum payout equal to the monthly contribution (as of September 20, 2012, the effective date of the VERP) that the company paid on the NEO’s behalf for health insurance coverage (medical and dental) multiplied by 24, grossed-up, paid pursuant to the terms of the VERP.

(h)	Amounts represent a lump sum payment for accrued but unused Paid Time Off days at the time of retirement, paid in accordance with company policy.

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Grants of Plan-Based Awards in 2012

The following table summarizes the grants of cash awards under the STIP (STIP), LTIP awards (LTIP) and time-based RSU awards (TRSU) under Cycle 7 of the LTCP, and other time-based RSU awards (RSU) under the company’s 2009 Stock Incentive Plan, each made to the NEOs during the year ended December 31, 2012. Each of these types of awards is discussed under “Current Compensation” in the Compensation Discussion and Analysis above.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	Grant Date Fair Value of Stock Awards ($)(1)
			Threshold ($)	Target ($)	Maximum ($)
William J. Merritt	STIP(2)		—	440,000	825,000
	LTIP(3)	1/1/2012	309,375	618,750	1,237,500
	TRSU	1/1/2012				4,734	206,260
Richard J. Brezski	STIP(2)		—	114,174	214,077
	LTIP(3)	1/1/2012	77,344	154,688	309,375
	TRSU	1/1/2012				617	26,883
	TRSU(4)	5/9/2012				926	25,002
	RSU(5)	5/9/2012				3,000	81,000
Scott A. McQuilkin	STIP(2)		—	182,930	342,994
	LTIP(3)	1/1/2012	124,725	249,450	498,900
	TRSU	1/1/2012				1,908	83,132
Jannie K. Lau	STIP(2)		—	89,312	167,461
	LTIP(3)	1/1/2012	31,101	62,201	124,402
	TRSU	1/1/2012				476	20,739
	RSU(6)	6/15/2012				1,000	22,880
	RSU(5)	11/12/2012				3,000	124,440
James J. Nolan	STIP(2)		—	136,305	255,572
	LTIP(3)	1/1/2012	102,229	204,458	408,915
	TRSU	1/1/2012				1,564	68,143
Lawrence F. Shay	STIP(2)		—	212,850	399,094
	LTIP(3)	1/1/2012	145,125	290,250	580,500
	TRSU	1/1/2012				2,221	96,769
Mark A. Lemmo	STIP(2)		—	145,305	272,447
	LTIP(3)	1/1/2012	108,979	217,958	435,915
	TRSU	1/1/2012				1,668	72,675
Janet M. Point	STIP(2)		—	99,450	186,469
	LTIP(3)	1/1/2012	74,588	149,175	298,350
	TRSU	1/1/2012				1,141	49,713

(1)	Grant date fair value of RSUs is determined in accordance with FASB ASC Topic 718. The TRSU awards granted in 2012 are scheduled to vest in full on January 1, 2015.

(2)	Amounts reported represent the potential target and maximum bonuses the NEO could have earned pursuant to the STIP for fiscal 2012. These payments could have ranged from $0 to the maximum amount indicated. The STIP for fiscal 2012 did not provide for a threshold payment amount. For all NEOs except Mr. Lemmo and Ms. Point, the actual amount earned for fiscal 2012, which was paid in 2013 and is reported in the Summary Compensation Table above, was based on the company’s achievement of the 2012 corporate goals established by the compensation committee in March 2012 and the individual performance of the NEO during 2012. Mr. Lemmo and Ms. Point were each paid their target STIP amount upon retirement pursuant to the terms of the VERP, and such amounts are reported in the “All Other Compensation” column in the Summary Compensation Table above.

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(3)	Amounts reported represent the potential threshold, target and maximum performance-based payments the NEO could earn pursuant to his or her LTIP award under Cycle 7 of the LTCP, which at the time of grant could have been paid out, at the compensation committee’s sole discretion at the end of the cycle, in the form of cash, company common stock or any combination thereof. On January 18, 2013, such LTIP awards were converted into performance-based RSUs that vest at the end of the cycle depending on the company’s achievement during the cycle period of the pre-approved goal established by the compensation committee. Pursuant to the terms of the VERP, Mr. Lemmo and Ms. Point each received a cash payout equal to 50% of their target payout level for Cycle 7 (calculated on a pro-rata basis using a vesting date of December 31, 2012).

(4)	Amount reported represents an additional award of time-based RSUs granted pursuant to Cycle 7 under the LTCP, scheduled to vest in full on January 1, 2015. Because Mr. Brezski was promoted in the first half of the first year of the cycle, his participation in the cycle was increased pursuant to the terms of the LTCP.

(5)	These awards constitute one-time discretionary grants in connection with a promotion. Each of these awards is scheduled to vest annually, in three equal installments, beginning on the grant date.

(6)	This award constitutes a one-time discretionary grant for retention purposes, which is scheduled to vest on January 1, 2015.

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Outstanding Equity Awards at 2012 Fiscal Year End

The following table sets forth information concerning unvested stock awards of the NEOs as of December 31, 2012. None of our NEOs had any outstanding option or outstanding equity incentive plan awards as of December 31, 2012. Mr. Lemmo and Ms. Point did not have any unexercised options, unvested stock or outstanding equity incentive plan awards as of December 31, 2012, because, as described below, all of their outstanding awards were either paid or cancelled pursuant to the terms of the VERP. Accordingly, the table below does not set forth any information with respect to Mr. Lemmo or Ms. Point.

			Stock Awards
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Value of Shares or Units of Stock That Have Not Vested ($)(2)
William J. Merritt	11/01/10		4,830	198,487
	1/01/11		4,380	179,999
	1/01/12		4,984	204,828
Richard J. Brezski	11/01/10		785	32,267
	1/01/11		652	26,817
	1/01/12		649	26,696
	5/09/12	(3)	2,093	86,030
	5/09/12	(4)	969	39,832
Scott A. McQuilkin	11/01/10		2,475	101,729
	1/01/11		2,057	84,549
	1/01/12		2,009	82,554
Jannie K. Lau	11/01/10		634	26,075
	1/01/11		516	21,235
	1/01/12		501	20,595
	6/15/12	(5)	1,046	43,015
	11/12/12	(3)	2,080	85,476
James J. Nolan	11/01/10		1,934	79,491
	1/01/11		1,615	66,366
	1/01/12		1,646	67,670
Lawrence F. Shay	11/01/10		2,647	108,793
	1/01/11		2,242	92,136
	1/01/12		2,338	96,097

(1)	Amounts reported represent awards of time-based RSUs (including dividend equivalents accrued). All awards made on November 1, 2010 are time-based RSUs granted pursuant to Cycle 5 under the LTCP and vested in full on January 1, 2013. All awards made on January 1, 2011 are time-based RSUs granted pursuant to Cycle 6 under the LTCP and are scheduled to vest in full on January 1, 2014. All awards made on January 1, 2012 are time-based RSUs granted pursuant to Cycle 7 under the LTCP and are scheduled to vest in full on January 1, 2015.

(2)	Values reported were determined by multiplying the number of unvested time-based RSUs by $41.09, the closing price of our common stock on December 31, 2012, the last trading day in 2012 (plus cash in lieu of a fractional share).

(3)	Amount reported represents a discretionary grant of time-based RSUs (including dividend equivalents accrued) awarded in connection with a promotion, which is scheduled to vest annually, in three equal installments, beginning on the grant date.

(4)	Amount reported represents an additional award of time-based RSUs (including dividend equivalents accrued) granted pursuant to Cycle 7 under the LTCP, scheduled to vest in full on January 1, 2015. Because Mr. Brezski was promoted in the first half of the first year of the cycle, his participation in the cycle was increased pursuant to the terms of the LTCP.

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(5)	Award constitutes a discretionary grant of time-based RSUs (including dividend equivalents accrued) awarded for retention purposes, which is scheduled to vest on January 1, 2015.

Option Exercises and Stock Vested in 2012

The following table sets forth information, on an aggregated basis, concerning stock options exercised and stock awards vested during 2012 for the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
William J. Merritt	—	—	14,402	627,510
Richard J. Brezski	—	—	2,110	75,388
Jannie K. Lau	—	—	1,843	78,232
Scott A. McQuilkin	—	—	9,096	393,737
James J. Nolan	2,250	66,735	6,828	293,625
Lawrence F. Shay	—	—	8,956	386,317
Mark A. Lemmo(4)	—	—	10,791	476,021
Janet M. Point(5)	—	—	7,192	293,374

(1)	Amount reported represents the total pre-tax value realized (number of shares exercised times the difference between the closing price of our common stock on the exercise date and the exercise price).

(2)	Includes dividend equivalents accrued and paid out in additional shares of common stock upon the vesting of the underlying awards.

(3)	Amounts reported represent the total pre-tax value realized upon the vesting of RSUs (number of shares vested times the closing price of our common stock on the vesting date) plus cash in lieu of a fractional share.

(4)	Shares acquired on vesting amount includes Mr. Lemmo’s time-based RSUs under Cycles 5, 6 and 7 of the LTCP, which vested early on a pro rata basis pursuant to the terms of the VERP.

(5)	Shares acquired on vesting amount includes Ms. Point’s time-based RSUs under Cycles 5, 6 and 7 of the LTCP, which vested early on a pro rata basis pursuant to the terms of the VERP.

Potential Payments upon Termination or Change in Control

Employment Agreements

At December 31, 2012, each of Messrs. Merritt, Brezski, McQuilkin, Nolan and Shay had an employment agreement with the company that provided severance pay and benefits, among other things, in certain events of termination of employment, as described below. Each of these NEOs (and Ms. Lau) entered into a new employment agreement with the company in March 2013, the material terms of which are described above in “Compensation Discussion and Analysis.” However, because the following discussion discloses potential payments upon termination or change in control assuming that the triggering event took place on December 31, 2012, the references to the employment agreements below refer to the terms of the agreements that were in effect as of December 31, 2012.

Ms. Lau did not have an employment agreement with the company as of December 31, 2012. Any rights that she had to severance pay and benefits as of December 31, 2012 in connection with certain events of termination of employment were governed by the company’s policies as applicable to other employees and are discussed below in connection with the relevant event.

Mr. Lemmo and Ms. Point retired from employment with the company in 2012 pursuant to the terms of the VERP, and therefore no payments would have been made to them upon a termination or change in control at December 31, 2012. The actual payments each of them received upon retirement are disclosed below under “Payments upon Retirement pursuant to VERP for Mr. Lemmo and Ms. Point.”

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Time-Based RSU, LTIP and STIP Awards

If on December 31, 2012 the NEO’s employment terminated due to disability, death or retirement or the NEO was terminated by the company without cause (each as described below), the NEO would have been entitled to pro-rata vesting of all time-based RSUs, including time-based RSUs granted under the LTCP. For time-based RSUs, the pro-rated amount of RSUs will be determined by multiplying the full time-based award amount by a fraction equal to the portion of the vesting period that had transpired prior to the cessation of employment.

Pursuant to the terms of the LTCP in effect at the time the grants under Cycles 5, 6 and 7 were made, if the NEO’s employment terminated for any reason during the first year of an LTCP cycle, the NEO forfeited eligibility to receive any LTIP payout, including, if applicable, all performance-based RSUs, under that cycle. If, however, the NEO’s employment terminated during the second or third year of a cycle (and the NEO had been employed by the company for at least six months) in the event of disability, death, retirement or termination by the company without cause, the NEO would have been eligible to earn a pro-rata portion of the LTIP award, including, if applicable, any performance-based RSUs under that cycle. For LTIP awards, including performance-based RSUs, the pro-rated amount will be determined by multiplying the full award amount by a fraction equal to the portion of the vesting period that had transpired prior to the cessation of employment, but not until the LTCP cycle is completed and a determination has been made regarding actual performance against established goals.

Pursuant to the terms of the STIP, as in effect at December 31, 2012, which required an employee to be working actively at the time of the payout, the NEO generally would not have been eligible to receive a bonus under the plan because payments under the STIP are made after year end. However, Mr. Shay would have been entitled to receive an amount equal to 100% of his target bonus under the STIP in the event of his termination without cause or his resignation for any reason within one year following a change in control of the company, pursuant to his employment agreement in effect at December 31, 2012. Pursuant to the terms of his employment agreement in effect as of December 31, 2012, if the company terminated the employment of Mr. Brezski (except for cause) within one year following a change in control of the company, Mr. Brezski would have been entitled to receive an amount equal to 100% of his target bonus for the year in which the change in control of the company occurred. Mr. Merritt’s employment agreement, as in effect at December 31, 2012, provided that he was entitled to receive additional severance equal to 50% of his target bonus under the STIP in the event of a termination for cause, due to absenteeism or voluntary resignation for good reason, payable in equal installments over the period of 18 months after the date of termination.

Pursuant to the terms of the LTCP and STIP, the NEO forfeits any rights under the LTCP and STIP if his or her employment terminates for cause.

Any rights that the NEOs had as of December 31, 2012 under these plans in connection with other termination scenarios are discussed below in connection with the relevant scenario.

Termination Scenarios

The following discussion of the various termination scenarios that would require us to pay severance and other benefits to the NEOs excludes Mr. Lemmo and Ms. Point due to their retirement from employment with the company in 2012. The actual payments each of them received upon retirement are disclosed below under “Payments upon Retirement pursuant to VERP for Mr. Lemmo and Ms. Point.”

Unless different treatment is indicated below, please see “Time-Based RSU, LTCP and STIP Awards” above for the treatment of awards under the LCTP and STIP upon termination under each of the following termination scenarios.

Termination for Long-Term Disability

Pursuant to the terms of their employment agreements in effect as of December 31, 2012, the company could have terminated the employment of Messrs. Merritt, McQuilkin, Nolan or Shay in the event of his long-term disability (as that term is defined in our Long-term Disability Plan), such that he was not otherwise qualified

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to perform the essential functions of his job either with or without reasonable accommodation. In the event the NEO’s employment had been terminated due to a long-term disability, the NEO would have been entitled to receive:

•	All accrued but unpaid (as of the date of termination) base salary; and

•

Other forms of compensation and bonus payable or provided in accordance with the terms of any then existing compensation, bonus or benefit plan or arrangement, including payments prescribed under any disability or life insurance plan or arrangement (“Other Compensation”).

Mr. Merritt, pursuant to the terms of his employment agreement in effect at December 31, 2012, was also entitled to receive benefits that are provided to our similarly situated executive officers, including, without limitation, medical and dental coverage, optional 401(k) participation and expense reimbursement (“Benefits”). In addition, provided that Mr. Merritt executed our standard termination letter, which includes, among other things, a broad release of all claims against us and a reiteration of confidentiality and other post-termination obligations (a “Termination Letter”), he would have been entitled to receive, for a period of 18 months: (i) regular installments of his base salary at the rate in effect at the time of termination, reduced by the amount of payments received for this period pursuant to any Social Security entitlement or any long-term disability or any other employee benefit plan, policy or program maintained to provide benefits in the event of disability, in which he was entitled to participate at the time of termination, and (ii) medical and dental coverage on terms and conditions comparable to those most recently provided to him.

Termination Due to Retirement

The company’s retirement eligibility age is 70. For purposes of determining eligibility, the company employs a formula that sums the employee’s years of service and age. For each of the NEOs, successfully meeting this eligibility requirement and voluntarily retiring causes the vesting, on a pro-rata basis, of all otherwise unvested RSUs and, in the event the retirement occurs during the second or third year of an LTCP cycle, LTIP awards, as discussed above.

Termination by Death

In the event of the termination of a NEO’s employment due to death, the company will pay to the NEO’s executors, legal representatives or administrators an amount equal to the accrued but unpaid portion of the NEO’s base salary, Benefits and Other Compensation up through the date on which he or she dies. The NEO’s executors, legal representatives or administrators will be entitled to receive the payment prescribed under any death or disability benefits plan in which the NEO is a participant as our employee, and to exercise any rights afforded under any compensation or benefit plan then in effect.

Termination for Cause

Pursuant to the terms of their employment agreements in effect as of December 31, 2012, the company could have terminated the employment of Messrs. Merritt, Brezski, McQuilkin, Nolan or Shay at any time for “cause” which is generally defined in their employment agreements to include: (i) any material breach by the NEO of any of his obligations under his employment agreement, (ii) any type of willful misconduct by the NEO with respect to the company, including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of his employment, (iii) the NEO’s conviction of a felony or (iv) in the case of Mr. Brezski, his willful neglect of duties as determined in the sole and exclusive discretion of company’s board of directors. In the event of such a termination, the NEO would have been entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation.

Pursuant to the terms of the company’s severance pay plan, in the event of a termination for cause (as determined in the sole discretion of the company, including but not limited to failure to satisfactorily perform assigned duties, absenteeism or tardiness, insubordination, dishonesty, theft, fraud, misappropriation or misuse of company property, disclosure of confidential or proprietary information to other persons, willful misconduct, harassment, breach of fiduciary duty, any unethical, inappropriate or illegal behavior or activity or the failure to comply with the company’s rules, policies or procedures), Ms. Lau would have been entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation.

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Termination Without Cause

Pursuant to the terms of their employment agreements in effect as of December 31, 2012, the company could have terminated the employment of Messrs. Merritt, Brezski, McQuilkin, Nolan or Shay at any time, for any reason, without cause upon 30 days prior written notice to the NEO. In the event of a termination without cause, the NEO would have been entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation. In addition, provided he executed a Termination Letter, the NEO would have been entitled to receive: (i) severance in an amount equal to his base salary, payable in equal installments, and (ii) medical and dental coverage on terms and conditions comparable to those most recently provided to him for the period of one year (18 months in the case of Mr. Merritt) commencing upon the date of termination. Mr. Merritt’s employment agreement, as in effect at December 31, 2012, provided that he was also entitled to receive additional severance equal to 50% of his target bonus for the year in which the termination occurs, payable in equal installments over a period of 18 months after the date of termination.

Pursuant to the terms of the company’s severance pay plan, in the event of a termination without cause (i.e., an involuntary termination as a direct result of a workforce reduction or pursuant to a mutual termination agreement (as defined in the severance pay plan)), Ms. Lau would have been entitled to receive severance in an amount equal to two weeks of her annual salary in lieu of notice and two weeks of her annual salary for each year of service, with a maximum total payment of twenty-six weeks of pay. In addition, pursuant to company policy, for the duration of her severance term, she also would have been entitled to medical and dental coverage on terms and conditions comparable to those most recently provided to her.

Termination for Absenteeism

Pursuant to the terms of their employment agreements in effect as of December 31, 2012, the company could have terminated the employment of Messrs. Merritt, McQuilkin, Nolan or Shay in the event that he was absent for more than 150 days within any 12-month period. In the event of termination due to absenteeism, the NEO would have been entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation. In addition, provided he executed a Termination Letter, he would have been entitled to receive, for a period of one year (18 months in the case of Mr. Merritt) following termination: (i) regular installments of his base salary at the rate in effect at the time of termination, reduced by the amount of payments received for this period pursuant to any Social Security entitlement or any long-term disability or any other employee benefit plan, policy or program maintained to provide benefits in the event of disability in which the NEO was entitled to participate at the time of termination and (ii) medical and dental coverage on terms and conditions comparable to those most recently provided to him. Mr. Merritt’s employment agreement, as in effect at December 31, 2012, provided that he was also entitled to receive an additional severance amount equal to 50% of his target bonus for the year in which termination occurs, payable in equal installments over a period of 18 months after the date of termination.

Mr. Brezski’s employment agreement does not differentiate among various reasons for termination of employment other than for cause and without cause.

Termination for absenteeism with regard to Ms. Lau is discussed above under “Termination for Cause.”

Termination by the NEO

Pursuant to the terms of their employment agreements in effect as of December 31, 2012, each of Messrs. Merritt, Brezski, McQuilkin, Nolan and Shay could have terminated his employment with us at any time, for “good reason” or without “good reason,” provided that the date of termination was at least 30 days after the date he gave written notice of the termination to the company. For this purpose, under the employment agreements of Messrs. Merritt, McQuilkin, Nolan and Shay, “good reason” generally meant: (i) the company’s failure to pay in a timely manner the NEO’s base salary or any other material form of compensation or material benefit to be paid or provided to him under his employment agreement or (ii) in the case of Mr. Merritt, any other material breach of the company’s obligations under his employment agreement that was not cured within 30 days after the company received written notification from the NEO of the breach. In the event that the NEO terminated his employment, either for good reason or without good reason, he would have been entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation. In addition, in

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the case of Messrs. Merritt, McQuilkin, Nolan and Shay, if the termination was for good reason, and provided that the NEO executed a Termination Letter, he would have been entitled to receive: (a) severance in an amount equal to his base salary, payable in equal installments, and (b) medical and dental coverage on terms and conditions comparable to those most recently provided to him for the period of one year (18 months in the case of Mr. Merritt) commencing upon the date of termination. Mr. Brezski would not have been entitled to any severance or benefits upon termination for good reason, as “good reason” was not a term included in his employment agreement that was in effect at December 31, 2012.

Mr. Merritt’s employment agreement, as in effect at December 31, 2012, provided that he was also entitled to receive additional severance equal to 50% of his target bonus for the year in which termination occurred, payable in equal installments over the period of 18 months after the date of termination. If a NEO other than Mr. Merritt or Ms. Lau terminates his employment with us without good reason, the company generally may elect to pay severance of up to one year’s salary and continuation of medical and dental benefits for a period of one year.

In the event Ms. Lau voluntarily terminated her employment with the company, she would have only been entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation.

Termination Following a Change in Control

Pursuant to the terms of their employment agreements in effect as of December 31, 2012, if the company terminated the employment of Messrs. Merritt, McQuilkin, Nolan or Shay (except for cause), or such NEO terminated his employment with us (whether or not for good reason) within one year following a change in control of the company, he would have been entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation. In addition, provided that he executed a Termination Letter, the NEO would have been entitled to receive, on the date of termination, an amount equal to two years’ worth of his base salary. Mr. Shay also would have been entitled to receive an amount equal to 100% of his target bonus for the year in which the change in control of the company occurred.

Pursuant to the terms of his employment agreement in effect as of December 31, 2012, if the company terminated the employment of Mr. Brezski (except for cause) within one year following a change in control of the company, provided that he executed a Termination Letter, Mr. Brezski would have been entitled to receive, on the 60th day following termination, an amount equal to two years’ worth of his base salary. In addition, Mr. Brezski would have been entitled to receive an amount equal to 100% of his target bonus for the year in which the change in control of the company occurred, and medical and dental coverage on terms and conditions comparable to those most recently provided to him for the period of 18 months commencing upon the date of termination.

For this purpose, under the employment agreements, “change in control” of the company generally meant the acquisition (including by merger or consolidation, or by our issuance of securities) by one or more persons, in one transaction or a series of related transactions, of more than 50% of the voting power represented by our outstanding stock on the date of the NEO’s employment agreement, or a sale of substantially all of our assets.

Pursuant to the terms of the company’s change in control severance plan, if within two years following a change in control of the company (as defined in the change in control severance plan) Ms. Lau had been terminated by the company or if she had resigned within 90 days of an event constituting good reason (as defined in the Change in Control Severance Plan), she would have been entitled to severance in an amount equal to the product of (i) one month’s pay and (ii) her years of service through the date of termination (with a minimum of two months’ pay and a maximum of 12 months). In addition, she would have been entitled to receive a pro-rata payment of her target bonus under the STIP for the year in which her employment ceased, and (ii) for the duration of her severance term, medical and dental coverage on terms and conditions comparable to those most recently provided to her.

Pursuant to the terms of the LTCP in effect at the time the LTCP grants under Cycles 5, 6 and 7 were made, upon a change in control (as defined in the LTCP), the NEO is entitled to an early payout of his or her LTIP award in an amount that is the greater of either: (i) his or her target LTIP award or (ii) the LTIP award that would have been due to him or her at the end of the relevant LTCP cycle (but for the change in control), assuming the performance level achieved prior to the change in control continues to be the same through the remainder of the cycle. In addition, for each NEO, the occurrence of a change in control causes all otherwise unvested

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performance-based and time-based RSUs (whether granted as an LTCP, promotion, new hire or other discretionary award) and any other unvested equity awards to vest immediately in full. These actions will occur without regard to whether the NEO remains employed at the company and without regard to performance during the remainder of the LTCP cycles.

Post-Termination Obligations

Each of the NEOs is bound by certain confidentiality obligations, which extend indefinitely, and, pursuant to the terms of their employment agreements in effect as of December 31, 2012, by certain non-competition and non-solicitation covenants, which, with respect to Mr. Merritt, extend for a period of one year following termination of his employment for any reason and independent of any obligation the company may have to pay him severance and, with respect to each of Messrs. Brezski, McQuilkin, Nolan and Shay, extend, as applicable: (i) for the period, if any, that he receives severance under his employment agreement, (ii) in the event his employment terminates for cause, a period of one year following termination or (iii) in the event that he terminates his employment without good reason, so long as we voluntarily pay severance to him (which we are under no obligation to do), for the period that he receives severance, but in no event for a period longer than one year. Ms. Lau, by the terms of the non-disclosure agreement she executed upon hire, is bound, for a one-year period following termination, by certain non-solicitation covenants. In addition, each of the NEOs is bound by certain covenants protecting our right, title and interest in and to certain intellectual property that either has been or is being developed or created in whole or in part by the NEO.

Taxes

Pursuant to the terms of their employment agreements in effect as of December 31, 2012, in the event any amount or benefit payable to Messrs. Merritt, McQuilkin, Nolan or Shay under his employment agreement, or under any other plan, agreement or arrangement applicable to him, constituted “parachute payments” within the meaning of Section 280G of the Code that would have subjected him to an excise tax imposed under Section 4999 of the Code, the NEO would have been entitled to receive, in addition to any other amounts payable under the terms of his employment agreement or any other plan, agreement or arrangement, a cash payment in an amount sufficient to indemnify him (or any other person as may be liable for the payment of the excise tax) for the amount of any such excise tax, and leaving the NEO with an amount, net after all federal, state and local taxes, equal to the amount he would have had if no portion of his benefit under the plan constituted an excess parachute payment, as defined in Section 4999. Notwithstanding the foregoing, the determination of the amount necessary to indemnify the NEO would have been made taking into account all other payments made to him under any plans, agreements or arrangements aside from his employment agreement that were intended to indemnify him with respect to excise taxes on excess parachute payments.

Pursuant to the terms of his employment agreement in effect as of December 31, 2012, in the event that the payments made to Mr. Brezski upon termination constituted “parachute payments” within the meaning of Section 280G of the Code that would subject him to the excise tax imposed by Section 4999 of the Code, (i) the payments would have been reduced to such lesser amount that would result in no amount being subject to excise tax or (ii) the payments would have been made in full, whichever produces the larger after-tax net benefit to Mr. Brezski.

Potential Payments upon Termination or Change in Control for Messrs. Merritt, Brezski, McQuilkin, Nolan and Shay and Ms. Lau

The following tables reflect the amount of compensation payable to each of Messrs. Merritt, Brezski, McQuilkin, Nolan and Shay pursuant to their employment agreements, and to Ms. Lau pursuant to the terms of the company’s severance plan and change in control severance plan, as well as pursuant to the LTCP and the STIP, each as in effect as of December 31, 2012, upon: termination for long-term disability, retirement, death, termination without cause, termination for absenteeism, termination by the NEO, change in control of the company without a termination, and termination upon a change in control of the company. The amounts shown assume that the termination was effective as of December 31, 2012, the last business day of 2012, and the price per share of the company’s common stock was $41.09, the closing market price as of that date. The amounts reflected are estimates of the amounts that would have been paid out to the NEOs upon their termination. The actual amounts to be paid out can be determined only at the time the events described above actually occur.

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As described above, each of each of Messrs. Merritt, Brezski, McQuilkin, Nolan and Shay and Ms. Lau entered into new employment agreements with the company in March 2013. Accordingly, the values in the tables below would not be accurate if the termination event occurs in 2013.

William J. Merritt

Assuming the following events occurred on December 31, 2012, Mr. Merritt’s payments and benefits have an estimated value of:(a)

	Salary Continuation ($)		Long-Term Compensation Plan ($)		Payments under Executive Life Insurance Program ($)		Payments under Executive Long-Term Disability Plan ($)		Welfare Benefits ($)
Long-Term Disability	825,000	(1)	1,180,512	(4)	—		18,500	(7)	14,235	(8)
Retirement	—		1,180,512	(4)	—		—		—
Death	—		1,180,512	(4)	300,000	(6)	—		—
Without Cause	1,045,000	(2)	1,180,512	(4)	—		—		14,235	(8)
For Absenteeism	1,045,000	(2)	1,180,512	(4)	—		18,500	(7)	14,235	(8)
Voluntary Resignation for Good Reason	1,045,000	(2)	—		—		—		14,235	(8)
Change in Control (Termination by Us (Except for Cause) or by Mr. Merritt)	1,100,000	(3)	2,167,689	(5)	—		—		—
Change in Control (Without Termination)	—		2,167,689	(5)	—		—		—

(1)	This amount represents severance equal to Mr. Merritt’s base salary of $550,000 for a period of 18 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective. The amount will be reduced by the amount of payments that Mr. Merritt receives with respect to this period pursuant to any Social Security disability entitlement, or any long-term disability or other employee benefit plan, policy or program maintained by us to provide benefits in the event of disability, in which Mr. Merritt was entitled to participate at the time of his termination.

(2)	This amount represents severance equal to: (a) Mr. Merritt’s base salary of $550,000 for a period of 18 months and (b) additional severance equal to 50% of Mr. Merritt’s STIP bonus target for 2012, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective, which is payable in equal installments over a period of 18 months after the date of his termination.

(3)	This amount represents severance equal to two years of Mr. Merritt’s base salary of $550,000. He is entitled to this amount at the date of his termination if his termination occurred within one year following a change in control, in a lump sum after his Termination Letter becomes effective.

(4)	This amount represents the value, at December 31, 2012, of Mr. Merritt’s time-based RSUs and LTIP award granted under Cycle 5, time-based RSUs and LTIP award granted under Cycle 6 and time-based RSUs granted under Cycle 7 upon termination related to events other than a change in control. Pursuant to the terms of the LTCP, Mr. Merritt would forfeit eligibility to receive any LTIP payout under Cycle 7 since a termination on December 31, 2012 would occur during the first year of that program cycle. For time-based RSUs granted under Cycles 6 and 7 and the LTIP award granted under Cycle 6, the amounts were prorated by multiplying each award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. Where applicable, we assumed 100% achievement against the associated goals with the exception of the LTIP award pursuant to Cycle 5, for which actual goal achievement was determined to be 100%. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $198,487, representing the value of 4,830 time-based RSUs granted under Cycle 5 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (b) $450,000 for the LTIP award granted under Cycle 5; (c) $119,999,

(a)	As described above, Mr. Merritt entered into a new employment agreement with the company in March 2013. Accordingly, these values would not be accurate if the termination event occurs in 2013.

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representing the value of 2,920 time-based RSUs granted under Cycle 6 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (d) $343,750 for the LTIP award granted under Cycle 6; and (e) $68,275, representing the value of 1,660 time-based RSUs granted under Cycle 7 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012.

(5)	This amount represents the value, at December 31, 2012, of Mr. Merritt’s time-based RSUs and LTIP award granted under each of Cycle 5, Cycle 6 and Cycle 7 that would be paid upon a change in control. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the LTIP award pursuant to Cycle 5, for which actual goal achievement was determined to be 100%. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $198,487, representing the value of 4,830 time-based RSUs granted under Cycle 5 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (b) $450,000 for the LTIP award granted under Cycle 5; (c) $179,999, representing the value of 4,380 time-based RSUs granted under Cycle 6 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (d) $515,625 for the LTIP award granted under Cycle 6; (e) $204,828, representing the value of 4,984 time-based RSUs granted under Cycle 7 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; and (f) $618,750 for the LTIP award granted under Cycle 7.

(6)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(7)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Merritt under our executive long-term disability plan in the event of his termination due to disability on December 31, 2012, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(8)	This amount represents the value of continued medical, dental and vision coverage pursuant to COBRA for a period of 18 months after termination on terms and conditions comparable to those most recently provided to Mr. Merritt as of December 31, 2012 pursuant to his employment agreement.

Richard J. Brezski

Assuming the following events occurred on December 31, 2012, Mr. Brezski’s payments and benefits have an estimated value of:(a)

	Salary Continuation ($)		Long-Term Compensation Plan ($)		Payments under Executive Life Insurance Program ($)		Payments under Executive Long-Term Disability Plan ($)		Welfare Benefits ($)		Value of Other Restricted Stock Units Subject to Acceleration ($)
Long-Term Disability	—		196,696	(3)	—		18,500	(6)	—		27,616	(9)
Retirement	—		196,696	(3)	—		—		—		27,616	(9)
Death	—		196,696	(3)	300,000	(5)	—		—		27,616	(9)
Without Cause	275,000	(1)	196,696	(3)	—		—		14,005	(7)	27,616	(9)
For Absenteeism	—		—		—		18,500	(6)	—		—
Voluntary Resignation for Good Reason	N/A		N/A		N/A		N/A		N/A		N/A
Change in Control (Termination by Us (Except for Cause))	664,174	(2)	430,300	(4)	—		—		21,007	(8)	86,030	(10)
Change in Control (Without Termination)	—		430,300	(4)	—		—		—		86,030	(10)

(a)	As described above, Mr. Brezski entered into a new employment agreement with the company in March 2013. Accordingly, these values would not be accurate if the termination event occurs in 2013.

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(1)	This amount represents severance equal to Mr. Brezski’s base salary of $275,000 for a period of 12 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective. The amount will be reduced by the amount of payments Mr. Brezski receives with respect to this period pursuant to any Social Security disability entitlement, or any long-term disability or other employee benefit plan, policy or program maintained by us to provide benefits in the event of disability, in which Mr. Brezski was entitled to participate at the time of his termination.

(2)	This amount represents severance equal to: (a) two years of Mr. Brezski’s base salary of $275,000 and (b) additional severance equal to 100% of Mr. Brezski’s STIP bonus target for 2012, which he is entitled to receive on the date of his termination, provided that he executes a Termination Letter and his termination occurs within one year following a change in control.

(3)	This amount represents the value, at December 31, 2012, of Mr. Brezski’s time-based RSUs and LTIP award granted under Cycle 5, time-based RSUs and LTIP award granted under Cycle 6 and time-based RSUs granted under Cycle 7 upon termination related to events other than a change in control. Pursuant to the terms of the LTCP, Mr. Brezski would forfeit eligibility to receive any LTIP payout under Cycle 7 since a termination on December 31, 2012 would occur during the first year of that program cycle. For time-based RSUs granted under Cycles 6 and 7 and the LTIP award granted under Cycle 6, the amounts were prorated by multiplying each award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. Where applicable, we assumed 100% achievement against the associated goals with the exception of the LTIP award pursuant to Cycle 5, for which actual goal achievement was determined to be 100%. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $32,267, representing the value of 785 time-based RSUs granted under Cycle 5 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (b) $73,125 for the LTIP award granted under Cycle 5; (c) $17,878, representing the value of 435 time-based RSUs granted under Cycle 6 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (d) $51,250 for the LTIP award granted under Cycle 6; and (e) $22,176, representing the value of 539 time-based RSUs granted under Cycle 7 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012.

(4)	This amount represents the value, at December 31, 2012, of Mr. Brezski’s time-based RSUs and LTIP award granted under each of Cycle 5, Cycle 6 and Cycle 7 that would be paid upon a change in control. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the LTIP award pursuant to Cycle 5, for which actual goal achievement was determined to be 100%. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $198,487, representing the value of 4,830 time-based RSUs granted under Cycle 5 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (b) $73,125 for the LTIP award granted under Cycle 5; (c) $26,817, representing the value of 652 time-based RSUs granted under Cycle 6 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (d) $76,875 for the LTIP award granted under Cycle 6; (e) $66,528, representing the value of 1,619 time-based RSUs granted under Cycle 7 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; and (f) $154,688 for the LTIP award granted under Cycle 7.

(5)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(6)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Brezski under our executive long-term disability plan in the event of his termination due to absenteeism that qualified as a long-term disability on December 31, 2012, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

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(7)	This amount represents the value of continued medical, dental and vision coverage pursuant to COBRA for a period of 12 months after termination on terms and conditions comparable to those most recently provided to Mr. Brezski as of December 31, 2012 pursuant to his employment agreement.

(8)	This amount represents the value of continued medical, dental and vision coverage pursuant to COBRA for a period of 18 months after termination on terms and conditions comparable to those most recently provided to Mr. Brezski as of December 31, 2012 pursuant to his employment agreement.

(9)	This amount represents the value of an unvested discretionary grant of RSUs (plus cash in lieu of a fractional share) that would vest on a pro rata basis, resulting in the receipt of 672 shares of common stock (including accrued dividend equivalents), based on a value of $41.09 per share, the per share closing price of our common stock on December 31, 2012.

(10)	This amount represents the value of an unvested discretionary grant of RSUs (plus cash in lieu of a fractional share) that would vest in full, resulting in the receipt of 2,093 shares of common stock (including accrued dividend equivalents), based on a value of $41.09 per share, the per share closing price of our common stock on December 31, 2012.

Scott A. McQuilkin

Assuming the following events occurred on December 31, 2012, Mr. McQuilkin’s payments and benefits have an estimated value of:(a)

	Salary Continuation ($)		Long-Term Compensation Plan ($)		Payments under Executive Life Insurance Program ($)		Payments under Executive Long-Term Disability Plan ($)		Welfare Benefits ($)
Long-Term Disability	—		577,688	(3)	—		18,500	(6)	—
Retirement	—		577,688	(3)	—		—		—
Death	—		577,688	(3)	300,000	(5)	—		—
Without Cause	332,600	(1)	577,688	(3)	—		—		15,866	(7)
For Absenteeism	332,600	(1)	577,688	(3)	—		18,500	(6)	15,866	(7)
Voluntary Resignation for Good Reason	332,600	(1)	—		—		—		15,866	(7)
Change in Control (Termination by Us (Except for Cause) or by Mr. McQuilkin)	665,200	(2)	991,082	(4)	—		—		—
Change in Control (Without Termination)	—		991,082	(4)	—		—		—

(1)	This amount represents severance equal to Mr. McQuilkin’s base salary of $332,600 for a period of 12 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective. The amount will be reduced by the amount of payments Mr. McQuilkin receives with respect to this period pursuant to any Social Security disability entitlement, or any long-term disability or other employee benefit plan, policy or program maintained by us to provide benefits in the event of disability, in which Mr. McQuilkin was entitled to participate at the time of his termination.

(2)	This amount represents severance equal to two years of Mr. McQuilkin’s base salary of $332,600. He is entitled to this amount at the date of such termination if his termination occurred within one year following a change in control.

(3)	This amount represents the value, at December 31, 2012, of Mr. McQuilkin’s time-based RSUs and LTIP award granted under Cycle 5, time-based RSUs and LTIP award granted under Cycle 6 and time-based RSUs granted under Cycle 7 upon termination related to events other than a change in control. Pursuant to the terms of the LTCP, Mr. McQuilkin would forfeit eligibility to receive any LTIP payout under Cycle 7 since a termination on December 31, 2012 would occur during the first year of that program cycle. For time-based RSUs granted under Cycles 6 and 7 and the LTIP award granted under Cycle 6, the amounts were prorated

(a)	As described above, Mr. McQuilkin entered into a new employment agreement with the company in March 2013. Accordingly, these values would not be accurate if the termination event occurs in 2013.

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by multiplying each award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. Where applicable, we assumed 100% achievement against the associated goals with the exception of the LTIP award pursuant to Cycle 5, for which actual goal achievement was determined to be 100%. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $101,729, representing the value of 2,475 time-based RSUs granted under Cycle 5 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (b) $230,625 for the LTIP award granted under Cycle 5; (c) $56,366, representing the value of 1,371 time-based RSUs granted under Cycle 6 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (d) $161,450 for the LTIP award granted under Cycle 6; and (e) $27,518, representing the value of 668 time-based RSUs granted under Cycle 7 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 30, 2011.

(4)	This amount represents the value, at December 31, 2012, of Mr. McQuilkin’s time-based RSUs and LTIP award granted under each of Cycle 5, Cycle 6 and Cycle 7 that would be paid upon a change in control. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the LTIP award pursuant to Cycle 5, for which actual goal achievement was determined to be 100%. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $101,729, representing the value of 2,475 time-based RSUs granted under Cycle 5 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (b) $230,625 for the LTIP award granted under Cycle 5; (c) $84,549, representing the value of 2,057 time-based RSUs granted under Cycle 6 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (d) $242,175 for the LTIP award granted under Cycle 6; (e) $82,554, representing the value of 2,009 time-based RSUs granted under Cycle 7 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; and (f) $249,450 for the LTIP award granted under Cycle 7.

(5)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(6)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. McQuilkin under our executive long-term disability plan in the event of his termination due to disability on December 31, 2012, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(7)	This amount represents the value of continued medical, dental and vision coverage pursuant to COBRA for a period of 12 months after termination on terms and conditions comparable to those most recently provided to Mr. McQuilkin as of December 31, 2012 pursuant to his employment agreement.

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Jannie K. Lau

Assuming the following events occurred on December 31, 2012, Ms. Lau’s payments and benefits have an estimated value of:(a)

	Salary Continuation ($)		Long-Term Compensation Plan ($)		Payments under Executive Life Insurance Program ($)		Payments under Executive Long-Term Disability Plan ($)		Welfare Benefits ($)		Value of Other Restricted Stock Units Subject to Acceleration ($)
Long-Term Disability	—		146,728	(3)	—		18,500	(6)	—		14,864	(9)
Retirement	—		146,728	(3)	—		—		—		14,864	(9)
Death	—		146,728	(3)	300,000	(5)	—		—		14,864	(9)
Without Cause	50,000	(1)	146,728	(3)	—		—		3,051	(7)	14,864	(9)
For Absenteeism	—		—		—		18,500	(6)	—		—
Voluntary Resignation for Good Reason	N/A		N/A		N/A		N/A		N/A		N/A
Change in Control (Termination by Us (Except for Cause) or by Ms. Lau for Good Reason)	175,979	(2)	250,021	(4)	—		—		5,289	(8)	128,491	(10)
Change in Control (Without Termination)	—		250,021	(4)	—		—		—		128,491	(10)

(1)	This amount represents severance equal to two weeks of Ms. Lau’s annual salary of $260,000 in lieu of notice and two weeks of her annual salary for each year of service, equal to a total of 10 weeks of her annual salary, pursuant to the terms of the company’s severance pay plan.

(2)	This amount represents severance equal to (a) the product of (i) one month of her annual salary of $260,000 and (ii) her years of service through the date of termination (four), equal to $86,667 plus (b) her target bonus under the STIP for 2012 ($89,312). She would have been entitled to this amount at the date of such termination if her termination occurred within two years following a change in control, pursuant to the terms of the company’s change in control severance plan.

(3)	This amount represents the value, at December 31, 2012, of Ms. Lau’s time-based RSUs and LTIP award granted under Cycle 5, time-based RSUs and LTIP award granted under Cycle 6 and time-based RSUs granted under Cycle 7 upon termination related to events other than a change in control. Pursuant to the terms of the LTCP, Ms. Lau would forfeit eligibility to receive any LTIP payout under Cycle 7 since a termination on December 31, 2012 would occur during the first year of that program cycle. For time-based RSUs granted under Cycles 6 and 7 and the LTIP award granted under Cycle 6, the amounts were prorated by multiplying each award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. Where applicable, we assumed 100% achievement against the associated goals with the exception of the LTIP award pursuant to Cycle 5, for which actual goal achievement was determined to be 100%. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $26,075, representing the value of 634 time-based RSUs granted under Cycle 5 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (b) $59,063 for the LTIP award granted under Cycle 5; (c) $14,157, representing the value of 343 time-based RSUs granted under Cycle 6 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (d) $40,568 for the LTIP award granted under Cycle 6; and (e) $6,865, representing the value of 166 time-based RSUs granted under Cycle 7 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012.

(a)	As described above, Ms. Lau entered into a new employment agreement with the company in March 2013. Accordingly, these values would not be accurate if the termination event occurs in 2013.

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(4)	This amount represents the value, at December 31, 2012, of Ms. Lau’s time-based RSUs and LTIP award granted under each of Cycle 5, Cycle 6 and Cycle 7 that would be paid upon a change in control. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the LTIP award pursuant to Cycle 5, for which actual goal achievement was determined to be 100%. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $26,075, representing the value of 634 time-based RSUs granted under Cycle 5 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (b) $59,063 for the LTIP award granted under Cycle 5; (c) $21,235, representing the value of 516 time-based RSUs granted under Cycle 6 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (d) $60,851 for the LTIP award granted under Cycle 6; (e) $20,595, representing the value of 501 time-based RSUs granted under Cycle 7 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; and (f) $62,201 for the LTIP award granted under Cycle 7.

(5)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(6)	This amount represents the actuarial present value of the monthly benefit that would become payable to Ms. Lau under our executive long-term disability plan in the event of her termination due to absenteeism that qualified as a long-term disability on December 31, 2012, calculated as follows: 60% of her monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(7)	This amount represents the value of continued medical, dental and vision coverage pursuant to COBRA for a period of 10 weeks after termination on terms and conditions comparable to those most recently provided to Ms. Lau as of December 31, 2012, pursuant to company policy.

(8)	This amount represents the value of continued medical, dental and vision coverage pursuant to COBRA for a period of four months after termination on terms and conditions comparable to those most recently provided to Ms. Lau as of December 31, 2012, pursuant to the terms of the company’s change in control severance plan.

(9)	This amount represents the value of two unvested discretionary grants of RSUs (plus cash in lieu of fractional shares) that would vest on a pro rata basis, resulting in the receipt of an aggregate of 361 shares of common stock (including accrued dividend equivalents), based on a value of $41.09 per share, the per share closing price of our common stock on December 31, 2012.

(10)	This amount represents the value of two unvested discretionary grants of RSUs (plus cash in lieu of fractional shares) that would vest in full, resulting in the receipt of an aggregate of 3,127 shares of common stock (including accrued dividend equivalents), based on a value of $41.09 per share, the per share closing price of our common stock on December 31, 2012.

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James J. Nolan

Assuming the following events occurred on December 31, 2012, Mr. Nolan’s payments and benefits have an estimated value of:(a)

	Salary Continuation ($)		Long-Term Compensation Plan ($)		Payment under Executive Life Insurance Program ($)		Payments under Executive Long- Term Disability Plan ($)		Welfare Benefits ($)
Long-Term Disability	—		453,281	(3)	—		18,500	(6)	—
Retirement	—		453,281	(3)	—		—		—
Death	—		453,281	(3)	300,000	(5)	—		—
Without Cause	302,900	(1)	453,281	(3)	—		—		15,866	(7)
For Absenteeism	302,900	(1)	453,281	(3)	—		18,500	(6)	15,866	(7)
Voluntary Resignation for Good Reason	302,900	(1)	—		—		—		15,866	(7)
Change in Control (Termination by Us (Except for Cause) or by Mr. Nolan)	605,800	(2)	788,358	(4)	—		—		—
Change in Control (Without Termination)	—		788,358	(4)	—		—		—

(1)	This amount represents severance equal to Mr. Nolan’s base salary of $302,900 for a period of 12 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective. The amount will be reduced by the amount of payments Mr. Nolan receives with respect to this period pursuant to any Social Security disability entitlement, or any long-term disability or other employee benefit plan, policy or program maintained by us to provide benefits in the event of disability, in which Mr. Nolan was entitled to participate at the time of his termination.

(2)	This amount represents severance equal to two years of Mr. Nolan’s base salary of $302,900. He is entitled to this amount at the date of his termination if his termination occurred within one year following a change in control.

(3)	This amount represents the value, at December 31, 2012, of Mr. Nolan’s time-based RSUs and LTIP award granted under Cycle 5, time-based RSUs and LTIP award granted under Cycle 6 and time-based RSUs granted under Cycle 7 upon termination related to events other than a change in control. Pursuant to the terms of the LTCP, Mr. Nolan would forfeit eligibility to receive any LTIP payout under Cycle 7 since a termination on December 31, 2012 would occur during the first year of that program cycle. For time-based RSUs granted under Cycles 6 and 7 and the LTIP award granted under Cycle 6, the amounts were prorated by multiplying each award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. Where applicable, we assumed 100% achievement against the associated goals with the exception of the LTIP award pursuant to Cycle 5, for which actual goal achievement was determined to be 100%. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $79,491, representing the value of 1,934 time-based RSUs granted under Cycle 5 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (b) $180,225 for the LTIP award granted under Cycle 5; (c) $44,244, representing the value of 1,076 time-based RSUs granted under Cycle 6 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (d) $126,765 for the LTIP award granted under Cycle 6; and (e) $22,556, representing the value of 548 time-based RSUs granted under Cycle 7 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012.

(4)	This amount represents the value, at December 31, 2012, of Mr. Nolan’s time-based RSUs and LTIP award granted under Cycle 5, time-based RSUs and LTIP award granted under Cycle 6 and time-based RSUs and

(a)	As described above, Mr. Nolan entered into a new employment agreement with the company in March 2013. Accordingly, these values would not be accurate if the termination event occurs in 2013.

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LTIP award granted under Cycle 7 upon a change in control. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the LTIP award pursuant to Cycle 5, for which actual goal achievement was determined to be 100%. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $79,491, representing the value of 1,934 time-based RSUs granted under Cycle 5 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (b) $180,225 for the LTIP award granted under Cycle 5; (c) $66,366, representing the value of 1,615 time-based RSUs granted under Cycle 6 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (d) $190,148 for the LTIP award granted under Cycle 6; (d) $67,670, representing the value of 1,646 time-based RSUs granted under Cycle 7 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; and (f) $204,458 for the LTIP award granted under Cycle 7.

(5)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(6)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Nolan under our executive long-term disability plan in the event of his termination due to disability on December 31, 2012, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(7)	This amount represents the value of continued medical, dental and vision coverage pursuant to COBRA for a period of 12 months after termination on terms and conditions comparable to those most recently provided to Mr. Nolan as of December 31, 2012 pursuant to his employment agreement.

Lawrence F. Shay

Assuming the following events occurred on December 31, 2012, Mr. Shay’s payments and benefits have an estimated value of:(a)

	Salary Continuation ($)		Long-Term Compensation Plan ($)		Payment under Executive Life Insurance Program ($)		Payments under Executive Long-Term Disability Plan ($)		Welfare Benefits ($)
Long-Term Disability	—		624,874	(3)	—		18,500	(6)	—
Retirement	—		624,874	(3)	—		—		—
Death	—		624,874	(3)	300,000	(5)	—		—
Without Cause	387,000	(1)	624,874	(3)	—		—		15,866	(7)
For Absenteeism	387,000	(1)	624,874	(3)	—		18,500	(6)	15,866	(7)
Voluntary Resignation for Good Reason	387,000	(1)	—		—		—		15,866	(7)
Change in Control (Termination by Us (Except for Cause) or by Mr. Shay)	986,850	(2)	1,097,876	(4)	—		—		—
Change in Control (Without Termination)	—		1,097,876	(4)	—		—		—

(1)	This amount represents severance equal to one year of Mr. Shay’s base salary of $387,000, which he is entitled to receive upon his termination provided that he executes a Termination Letter.

(2)	This amount represents severance equal to: (a) two years of Mr. Shay’s base salary of $387,000 and (b) additional severance equal to 100% of Mr. Shay’s STIP bonus target for 2012, which he is entitled to receive on the date of his termination, provided that he executes a Termination Letter and his termination occurs within one year following a change in control.

(a)	As described above, Mr. Shay entered into a new employment agreement with the company in March 2013. Accordingly, these values would not be accurate if the termination event occurs in 2013.

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(3)	This amount represents the value, at December 31, 2012, of Mr. Shay’s time-based RSUs and LTIP award granted under Cycle 5, time-based RSUs and LTIP award granted under Cycle 6 and time-based RSUs granted under Cycle 7 upon termination related to events other than a change in control. Pursuant to the terms of the LTCP, Mr. Shay would forfeit eligibility to receive any LTIP payout under Cycle 7 since a termination on December 31, 2012 would occur during the first year of that program cycle. For time-based RSUs granted under Cycles 6 and 7 and the LTIP award granted under Cycle 6, the amounts were prorated by multiplying each award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. Where applicable, we assumed 100% achievement against the associated goals with the exception of the LTIP award pursuant to Cycle 5, for which actual goal achievement was determined to be 100%. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $108,793, representing the value of 2,647 time-based RSUs granted under Cycle 5 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (b) $246,675 for the LTIP award granted under Cycle 5; (c) $61,424, representing the value of 1,494 time-based RSUs granted under Cycle 6 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (d) $175,950 for the LTIP award granted under Cycle 6; and (e) $32,032, representing the value of 779 time-based RSUs granted under Cycle 7 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012.

(4)	This amount represents the value, at December 31, 2012, of Mr. Shay’s time-based RSUs and LTIP award granted under each of Cycle 5, Cycle 6 and Cycle 7 that would be paid upon a change in control. Where applicable, we assumed 100% achievement against the associated goals, with the exception of the LTIP award pursuant to Cycle 5, for which actual goal achievement was determined to be 100%. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $108,793, representing the value of 2,647 time-based RSUs granted under Cycle 5 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (b) $246,675 for the LTIP award granted under Cycle 5; (c) $92,136, representing the value of 2,242 time-based RSUs granted under Cycle 6 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; (d) $263,925 for the LTIP award granted under Cycle 6; (e) $96,097, representing the value of 2,338 time-based RSUs granted under Cycle 7 (plus cash in lieu of a fractional share) based on a value of $41.09, the per share closing price of our common stock on December 31, 2012; and (f) $290,250 for the LTIP award granted under Cycle 7.

(5)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(6)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Shay under our executive long-term disability plan in the event of his termination due to disability on December 30, 2011, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(7)	This amount represents the value of medical, dental and vision coverage pursuant to COBRA for a period of 12 months after termination on terms and conditions comparable to those most recently provided to Mr. Shay as of December 31, 2012 pursuant to his employment agreement.

Payments upon Retirement Pursuant to VERP for Mr. Lemmo and Ms. Point

Mr. Lemmo and Ms. Point retired from employment with the company as of December 15, 2012 and October 26, 2012, respectively, through participation in the VERP, a voluntary early retirement plan made available in September 2012 to all company employees (with the exception of the Chief Executive Officer) who had a minimum of five years of service with the company and whose age plus years of service with the company was greater than 60 years as of December 31, 2012. In connection with their retirement, Mr. Lemmo and Ms. Point each executed a Separation Agreement and General Release. Among other things, the Separation Agreement and General Release provides that in exchange for the severance payments and benefits payable pursuant to the terms of the VERP, which are described below, each of them releases and discharges the company from any and all claims,

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causes of action, complaints, lawsuits or liabilities of any kind that may arise under a number of circumstances, including any claims under their respective employment agreements with the company, which were terminated as of the date they signed their respective Separation Agreement and General Releases.

Pursuant to the terms of the VERP, Mr. Lemmo and Ms. Point received the following compensation upon retirement:

NEO	VERP Salary Payments ($)(a)	VERP STIP Payments ($)(b)	VERP LTCP Cash Payments ($)(c)	VERP LTCP Equity Values ($)(d)	VERP Benefits Payments ($)(e)	PTO Payout ($)(f)	Total ($)
Mark A. Lemmo	322,900	145,305	326,896	3,817	53,091	49,024	901,033
Janet M. Point	221,000	99,450	218,714	9,886	41,775	20,870	611,695

(a)	Amounts represent a lump sum separation payment equal to the NEO’s annual salary.

(b)	Amounts represent a lump sum payout of the NEO’s 2012 bonus under the STIP at 100% of target.

(c)	Amounts represent cash payouts under the LTIP portion of the LTCP equal to 85% of the NEO’s target payout level for Cycle 5 ($181,593 for Mr. Lemmo and $120,717 for Ms. Point), 75% of his or her target payout level for Cycle 6 (calculated on a pro-rata basis using a vesting date of December 31, 2012) ($108,979 for Mr. Lemmo and $73,136 for Ms. Point) and 50% of his or her target payout level for Cycle 7 (calculated on a pro-rata basis using a vesting date of December 31, 2012) ($36,324 for Mr. Lemmo and $24,861 for Ms. Point).

(d)	Amounts represent the grant date fair value of the number of time-based RSU awards under the LTCP that vested pursuant to the terms of the VERP but would not have vested had the NEO retired outside of the VERP. The grant date fair value of these RSUs was determined in accordance with FASB ASC Topic 718. If Mr. Lemmo and Ms. Point had qualified for and retired pursuant to the company’s standard retirement policy, they each would have received a pro-rata vesting of their time-based RSU awards through the date of their retirement (December 15, 2012 for Mr. Lemmo and October 26, 2012 for Ms. Point). However, under the terms of the VERP, they each received a pro-rata vesting of such awards through December 31, 2012, resulting in the vesting of 100 additional shares with a grant date fair value of $3,817 for Mr. Lemmo (44 shares under Cycle 5, 32 shares under Cycle 6 and 24 shares under Cycle 7) and 259 shares with a grant date fair value of $9,886 for Ms. Point (120 shares under Cycle 5, 71 shares under Cycle 6 and 69 shares under Cycle 7).

(e)	Amounts represent a lump sum payout equal to the monthly contribution (as of September 20, 2012, the effective date of the VERP) that the company paid on the NEO’s behalf for health insurance coverage (medical and dental) multiplied by 24, grossed-up.

(f)	Amounts represent a lump sum payment for accrued but unused Paid Time Off days at the time of retirement, in accordance with company policy.

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EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the company’s equity compensation plan information relating to the common stock authorized for issuance under the company’s equity compensation plans as of December 31, 2012:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by InterDigital shareholders	429,556	$14.38	3,427,919
Equity compensation plans not approved by InterDigital shareholders(3)	34,000	$22.07	—
Total	463,556	$16.39	3,427,919

(1)	Column (a) includes 253,583 shares of common stock underlying outstanding time-based RSUs awards (including dividend equivalents credited). Because there is no exercise price associated with RSUs, these stock awards are not included in the weighted-average exercise price calculation presented in column (b). Dividend equivalents are paid in shares of common stock at the time, and only to the extent, that the related RSU awards vest.

(2)	On June 4, 2009, the company’s shareholders adopted and approved our 2009 Stock Incentive Plan (the “2009 Plan”), which provides for grants of stock options, stock appreciation rights, restricted stock, RSUs and incentive bonuses. As of that date, no further grants were permitted under any previously existing stock plans of the company (the “Pre-existing Plans”), and all remaining equity instruments available for grant under the Pre-existing Plans became available for grant under the 2009 Plan. Amounts reported relate to the 2009 Plan.

(3)	Relates to a Pre-existing Plan, the company’s 2002 Stock Award and Incentive Plan (the “2002 Plan”). As of June 4, 2009, no further grants were permitted under the 2002 Plan. All outstanding awards under the 2002 Plan are option awards. A description of the 2002 Plan is incorporated by reference to Note 11 to the consolidated financial statements set forth in the company’s annual report on Form 10-K for the year ended December 31, 2008.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

How many shares of the company’s common stock do the directors, director nominees, executive officers and certain significant shareholders own?

The following table sets forth information regarding the beneficial ownership of the 41,148,358 shares of our common stock outstanding as of March 31, 2013, except as otherwise indicated below, by each person who is known to us, based upon filings with the SEC, to beneficially own more than 5% of our common stock, as well as by each director, each director nominee, each NEO and all directors and executive officers as a group. Except as otherwise indicated below and subject to the interests of spouses of the named beneficial owners, each named beneficial owner has sole voting and sole investment power with respect to the stock listed. None of the shares reported are currently pledged as security for any outstanding loan or indebtedness. If a shareholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of March 31, 2013, pursuant to SEC rules, we treat the common stock underlying those securities as beneficially owned by that shareholder, and as outstanding shares when we calculate that shareholder’s percentage ownership of our common stock. However, pursuant to SEC rules, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other shareholder.

	Common Stock
Name	Shares	Percent of Class
Directors and Director Nominees:
Gilbert F. Amelio	7,908	*
Jeffrey K. Belk	8,386	*
Steven T. Clontz	85,502	*
Edward B. Kamins	12,062	*
John A. Kritzmacher	10,058	*
William J. Merritt(1)	102,650	*
Jean F. Rankin	7,482	*
Robert S. Roath	7,992	*
NEOs:
Richard J. Brezski(2)	7,430	*
Jannie K. Lau	1,604	*
Scott A. McQuilkin(3)	27,945	*
James J. Nolan(4)	28,416	*
Lawrence F. Shay(5)	32,327	*
Mark A. Lemmo(6)	11,369	*
Janet M. Point(7)	1,761	*
All directors and executive officers as a group(8) (17 persons)	354,185	1.0%
Greater Than 5% Shareholders:
BlackRock, Inc.(9)	3,336,761	8.2%
40 East 52nd Street New York, New York 10022
First Pacific Advisors, LLC(10)	2,296,171	5.6%
11400 West Olympic Boulevard, Suite 1200 Los Angeles, California 90064
Paulson & Co. Inc.(11)	3,000,000	7.3%
1251 Avenue of the Americas New York, New York 10020
The Vanguard Group(12)	2,373,947	5.8%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

*	Represents less than 1% of our outstanding common stock

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(1)	Includes 3,071 whole shares of common stock beneficially owned by Mr. Merritt through participation in the 401(k) Plan.

(2)	Includes 1,682 whole shares of common stock beneficially owned by Mr. Brezski through participation in the 401(k) Plan, and 1,047 shares of common stock underlying an RSU award that is scheduled to vest within 60 days of March 31, 2013.

(3)	Includes 1,277 whole shares of common stock beneficially owned by Mr. McQuilkin through participation in the 401(k) Plan.

(4)	Includes 3,054 whole shares of common stock beneficially owned by Mr. Nolan through participation in the 401(k) Plan.

(5)	Includes 3,104 whole shares of common stock beneficially owned by Mr. Shay through participation in the 401(k) Plan.

(6)	Includes 3,913 whole shares of common stock beneficially owned by Mr. Lemmo through participation in the 401(k) Plan. Mr. Lemmo was not an executive officer of the company as of December 31, 2012, but is a “NEO” for purposes of this proxy statement.

(7)	Ms. Point was not an executive officer of the company as of December 31, 2012, but is a “NEO” for purposes of this proxy statement.

(8)	Includes 16,101 whole shares of common stock beneficially owned by all directors and executive officers as a group through participation in the 401(k) Plan.

(9)	As of December 31, 2012, based on information contained in the Schedule 13G/A filed on February 1, 2013 by BlackRock, Inc.

(10)	As of December 31, 2012, based on information contained in the Schedule 13G filed on February 13, 2013 by First Pacific Advisors, LLC (“FPA”). Robert L. Rodriguez, J. Richard Atwood and Steven T. Romick jointly filed the Schedule 13G with FPA, an investment adviser. As controlling persons of FPA, each may be deemed to beneficially own 2,296,171 shares of the company’s common stock. Mr. Rodriguez, Mr. Atwood and Mr. Romick expressly disclaim beneficial ownership of the securities owned by FPA’s clients.

(11)	As of December 31, 2012, based on information contained in the Schedule 13G/A filed on February 14, 2013 by Paulson & Co. Inc. (“Paulson”). In the Schedule 13G/A, Paulson expressly disclaims beneficial ownership of the reported securities.

(12)	As of December 31, 2012, based on information contained in the Schedule 13G filed on February 13, 2013 by The Vanguard Group.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The company has a written statement of policy with respect to related person transactions that is administered by the audit committee. Under the policy, a “Related Person Transaction” means any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) between the company (including any of its subsidiaries) and a related person, in which the related person had, has or will have a direct or indirect material interest. A “Related Person” includes any of our executive officers, directors or director nominees, any shareholder owning in excess of 5% of our common stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. Related Person Transactions do not include certain transactions involving only director or executive officer compensation, transactions where the Related Person receives proportional benefits as a shareholder along with all other shareholders, transactions involving competitive bids or transactions involving certain bank-related services.

Pursuant to the policy, a Related Person Transaction may be consummated or may continue only if:

•	The audit committee approves or ratifies the transaction in accordance with the terms of the policy; or

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•

The chairman of the audit committee, pursuant to authority delegated to the chairman by the audit committee, pre-approves or ratifies the transaction and the amount involved in the transaction is less than $100,000, provided that, for the Related Person Transaction to continue, it must be approved by the audit committee at its next regularly scheduled meeting.

It is the company’s policy to enter into or ratify Related Person Transactions only when the audit committee determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the company, including but not limited to situations where the company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or where the company provides products or services to Related Persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

In determining whether to approve or ratify a Related Person Transaction, the committee takes into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

During 2012, did all directors and officers timely file all reports required by Section 16(a)?

Based upon a review of filings with the SEC furnished to us and written representations that no other reports were required, we believe that during and with respect to 2012 all of our directors and officers timely filed all reports required by Section 16(a) of the Exchange Act.

Shareholder Proposals

How may shareholders make proposals or director nominations for the 2014 annual meeting?

Shareholders interested in submitting a proposal for inclusion in our proxy statement for the 2014 annual meeting may do so by submitting the proposal in writing to our Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727. To be eligible for inclusion in our proxy statement for the 2014 annual meeting, shareholder proposals must be received no later than December 30, 2013, and they must comply with all applicable SEC requirements. The submission of a shareholder proposal does not guarantee that it will be included in our proxy statement.

Our bylaws also establish an advance notice procedure with regard to nominations of persons for election to the board and shareholder proposals that are not submitted for inclusion in the proxy statement but that a shareholder instead wishes to present directly at an annual meeting. Shareholder proposals and nominations may not be brought before the 2014 annual meeting unless, among other things, the shareholder’s submission contains certain information concerning the proposal or the nominee, as the case may be, and other information specified in our bylaws, and we receive the shareholder’s submission no earlier than March 15, 2014, and no later than April 14, 2014. However, if the date of our 2014 annual meeting is more than 30 days before or more than 60 days after the anniversary of our 2013 annual meeting, the submission and the required information must be received by us no earlier than the 90th day prior to the 2014 annual meeting and no later than the later of the 60th day prior to the annual meeting or the 15th day following the day on which we first publicly announce the date of the 2014 annual meeting. Proposals or nominations that do not comply with the advance notice requirements in our bylaws will not be entertained at the 2014 annual meeting. A copy of the bylaws may be obtained on our website at http://ir.interdigital.com under the heading “Corporate Governance,” or by writing to our Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727.

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Proxy Solicitation Costs and Potential Savings

Who pays for the proxy solicitation costs?

We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of the Notice, this proxy statement, the proxy card and any additional materials furnished to shareholders. Copies of proxy solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. Our directors, officers or regular employees may supplement solicitation of proxies by mail through the use of one or more of the following methods: telephone, email, telegram, facsimile or personal solicitation. No additional compensation will be paid for such services. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. For 2013, we have engaged Alliance Advisors, LLC for this purpose at an anticipated cost of approximately $5,000.

What is “householding” of proxy materials, and can it save the company money?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Although we do not household for registered shareholders, a number of brokerage firms have instituted householding for shares held in street name, delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate Notice or annual report and proxy statement, please notify us by calling (302) 281-3600 or by sending a written request to our Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727, and we will promptly deliver a separate copy of our Notice or annual report and proxy statement, as applicable. If you hold your shares in street name and are receiving multiple copies of the Notice or annual report and proxy statement and wish to receive only one, please notify your broker.

Annual Report on Form 10-K

How can I receive the annual report?

We will provide to any shareholder without charge a copy of our 2012 annual report on Form 10-K upon written request to our Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727. Our annual report booklet and this proxy statement are also available online at http://ir.interdigital.com/annuals.cfm.

Other Business

Will there be any other business conducted at the annual meeting?

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the annual meeting for action by shareholders, proxies will be voted in accordance with the recommendation of the board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

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INTERDIGITAL, INC. 200 Bellevue Parkway, Suite 300 Wilmington, DE 19809-3727

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time June 12, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time June 12, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the election of each of the following nominees:
1.	Election of Directors	For	Against	Abstain
1a.	Gilbert F. Amelio	☐	☐	☐

1b.	Jeffrey K. Belk	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain
1c.	Steven T. Clontz	☐	☐	☐	2	Advisory resolution to approve executive compensation.	☐	☐	☐
1d.	Edward B. Kamins	☐	☐	☐
1e.	John A. Kritzmacher	☐	☐	☐	3	Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of InterDigital, Inc. for the year ending December 31, 2013.	☐	☐	☐
1f.	William J. Merritt	☐	☐	☐
1g.	Jean F. Rankin	☐	☐	☐	NOTE: THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF THE 2013 ANNUAL MEETING OF SHAREHOLDERS, THE PROXY STATEMENT AND THE 2012 ANNUAL REPORT.
1h.	Robert S. Roath	☐	☐	☐
For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Bring this admission ticket with you to the meeting on June 13, 2013. Do not mail.

This admission ticket admits you to the meeting. You will not be permitted to enter the meeting without an admission ticket or other proof of stock ownership as of April 16, 2013, the record date.

ADMISSION TICKET

INTERDIGITAL, INC.

2013 Annual Meeting of Shareholders

June 13, 2013

11:00 A.M. Eastern Time

Crowne Plaza – Wilmington North

630 Naamans Road,

Wilmington, Delaware 19703

NOTE: Seating at the annual shareholders meeting will be limited; therefore, request or receipt of an admission ticket does not guarantee the availability of a seat.

NON-TRANSFERABLE	NON-TRANSFERABLE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report is/are available at www.proxyvote.com.

INTERDIGITAL, INC.

2013 Annual Meeting of Shareholders

To Be Held June 13, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of InterDigital, Inc., a Pennsylvania corporation, revoking all previous proxies, hereby appoints Richard J. Brezski and Jannie K. Lau, and each of them acting individually, with full power of substitution, as the proxies of the undersigned to vote, as indicated on the reverse side of this proxy card and in their discretion upon such other matters as may properly come before the meeting and any adjournment or postponement thereof, and to vote in accordance with the recommendation of the board of directors on all matters as to which a choice is not specified by the undersigned shareholders, all shares that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of InterDigital, Inc. to be held on Thursday, June 13, 2013, at 11:00 a.m. (Eastern Time) at the Crowne Plaza - Wilmington North, 630 Naamans Road, Wilmington, Delaware 19703, and at any adjournment or postponement thereof.

Record holders who attend the annual meeting may vote by ballot; such vote will supersede this proxy.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side